Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of January 2, 2018

by and among

VIR BIOTECHNOLOGY, INC.,

VIR MERGER SUB, INC.,

AGENOVIR CORPORATION,

and

DR. STEPHEN R. QUAKE

(solely in his capacity as Equityholders Representative)

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Noncompetition and Nonsolicitation
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Joinder and Release Agreement
Exhibit E	Form of Option Cancellation Agreement
Exhibit F	Form of Director & Officer Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 2, 2018 by and among Vir Biotechnology, Inc., a Delaware corporation (“Parent”), Vir Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Agenovir Corporation, a Delaware corporation (the “Company”), and Dr. Stephen R. Quake, solely in his capacity as the Equityholders Representative hereunder (each, a “Party” and collectively the “Parties”).

WHEREAS, the parties intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the DGCL.

WHEREAS, the boards of directors of Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have unanimously approved and declared advisable the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL and the General Corporation Law of the State of California (the “CGCL”), and the board of directors of the Company has recommended the adoption of this Agreement by the stockholders of the Company.

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will solicit a written consent adopting this Agreement and approving the transactions contemplated hereby, including the Merger, in the form of Exhibit A, from the stockholders of the Company holding (a) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (b) a majority of the outstanding shares of Company Capital Stock (on an as-converted to Company Common Stock basis) (the “Initial Company Stockholder Approval”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Restricted Equityholders are entering into non-competition and non-solicitation agreements in the form of Exhibit B (the “Noncompetition and Nonsolicitation Agreements”) to be effective upon the Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accredited Equityholders” means (a) the Equityholders identified as such on the Consideration Spreadsheet except for any Equityholder listed thereon that Parent notifies Company prior to the Closing Date is being removed because Parent has not received evidence reasonably satisfactory to it that the Equityholder is an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, (b) any other Equityholder that executes and delivers to Company or Parent after the date of this Agreement the Parent Stockholder Agreements that indicates that such Equityholder is an accredited investor and that Parent in its sole discretion determines is, in fact, an “accredited investor” and (c) any other Equityholder that Parent in its sole discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire.

“Action” means action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), notice, hearing, arbitration, mediation, audit, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and affairs of a Person, whether through the ownership of voting securities, by Contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

“Aggregate Exercise Price” means the sum of the exercise prices for all Company Options that are outstanding and vested (including shares that became vested in connection with the Merger) as of immediately prior to the Effective Time.

“Alternative Transaction” means any transaction or series of transactions involving: (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company (other than sales or non-exclusive licenses in the ordinary course of business), (b) the sale, issuance, grant, disposition or acquisition of (i) any Company Capital Stock (other than issuances of Company Capital Stock from the exercise of Company Options or conversion of the Company Convertible Notes outstanding as of the Agreement Date), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Company Capital Stock, other than Company Options issued in the ordinary course of business and in compliance with this Agreement, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Capital Stock or (c) any merger, amalgamation, plan or scheme of arrangement, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

“Ancillary Document” means any agreement, certificate or other document executed at or prior to the Closing in connection herewith.

“Business” means the business and operations of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California.

“Capital Stock Payment” means the conversion and payments made to the holders of Company Capital Stock pursuant to Section 2.6(a).

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using, to the extent consistent therewith, the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company Financial Statements. For the avoidance of doubt, (a) Cash shall be increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company, (b) Cash shall be reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company and (c) Cash shall include deposits with landlords and other restricted cash.

“Cash Equivalents” means investment securities with original maturities of 90 days or less.

“Cash Percentage” has the meaning set forth in the Consideration Spreadsheet.

“Closing Cash” means the aggregate amount of all Cash as of 12:01 a.m. Pacific Time on the Closing Date. For the avoidance of doubt, Closing Cash shall exclude Cash distributed or otherwise paid by the Company to the Equityholders prior to or as of the Closing.

“Closing Debt” means the aggregate amount of all Debt of the Company as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Merger Cash Consideration” means (a) the Merger Cash Consideration minus (b) the Holdback Amount minus (c) the Reserve Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement” means, with respect to (a) a Phase 1 Clinical Trial, the first dosing with a Company Product of the first patient enrolled in such Phase 1 Clinical Trial, and (b) a Phase 3 Clinical Trial, the first dosing with a Company Product of the first patient enrolled in such Phase 3 Clinical Trial.

“Commercialization Contingent Payment Period” means, with respect to the Milestone Events set forth in the table in Section 2.8(b) that are applicable to the achievement of specified amounts of aggregate Net Sales of a given Company Product, the period commencing on the Closing Date, and ending on the twentieth (20th) anniversary of the Closing Date.

“Commercially Reasonable Efforts” means (solely for the purposes of Section 2.8(d)), with respect to the performance of development activities (including manufacturing associated with such development activities) with respect to any HBV Product by Parent, its Affiliates or sublicensees, the carrying out of such activities using efforts and resources, expended in a manner and timing consistent with the exercise of prudent scientific and business judgment, that a diligent company within the pharmaceutical industry would reasonably devote in a given market for the development of a pharmaceutical product having similar market potential as such HBV Product at a similar stage in development or product life, taking into account relevant scientific, commercial and other factors that such company would reasonably be expected to take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability (including royalties and other payments required hereunder), freedom to operate and the third party intellectual property landscape relevant to such HBV Product, including the cost of obtaining rights under any such third party intellectual property rights that may be necessary or useful in order to develop and commercialize such HBV Product, expected and actual competitiveness of alternative products (including generic or biosimilar products), the nature and extent of expected and actual market exclusivity (including Patent coverage and any regulatory exclusivity), the expected likelihood of Regulatory Approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required following commercialization.

“Company Benefit Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) any other benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans, welfare plans or fringe benefit plans, in each case whether or not written, and (i) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries, with respect to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate (each, an “Employee”), or (ii) for which the Company or any of its Subsidiaries has any direct or indirect Liability (whether actual or contingent).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate” means a certificate which immediately prior to the Effective Time represented shares of Company Capital Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Convertible Notes” means (i) the Convertible Promissory Grid Notes entered into by and between the Company and Data Collective III, L.P., dated October 13, 2017, October 31, 2017, and November 17, 2017 and (ii) the Convertible Promissory Grid Notes entered into by and between the Company and Stephen Quake, dated October 13, 2017, October 31, 2017, and November 17, 2017.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1 (Corporate Status), Section 4.2 (Authority), Section 4.3(a)(i)-(ii) (No Conflict), Section 4.4 (Capitalization), Section 4.7 (Taxes) and Section 4.18 (Finder’s Fees).

“Company Intellectual Property” means any and all Intellectual Property (a) in which the Company has right (including option or license rights), title, or interest or (b) that is otherwise used, held for use or intended to be used by the Company in connection with the Business, including the research, development, manufacture, use, sale, offer for sale, importation or other exploitation of the Company Products.

“Company Key Representations” means the representations and warranties of the Company contained in Section 4.13 (Intellectual Property) and Section 4.21 (Regulatory Matters).

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Plan.

“Company Plan” means the Agenovir Corporation 2014 Equity Incentive Plan.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Products” means a pharmaceutical or biologic product arising from the HBV Program or the HPV Program for use in the Field, in each case (a) that comprises a site-specific guided nuclease product that is covered or claimed by any Company Intellectual Property, or (b) (i) that is claimed or covered by any Valid Patent Right included in the Company Intellectual Property, or (ii) in relation to which the regulatory filings for such Company Product include, or for which Regulatory Approval is achieved based on, the Company Regulatory Materials.

“Company Regulatory Materials” means regulatory materials, information, results and data generated by Company in relation to any Company Product as of or prior to the Closing Date, including without limitation (a) all materials that are necessary for or included in any regulatory filings or Submissions for a Company Product, (b) Company’s chemistry, manufacturing, and controls data, information and documentation, (c) all pre-clinical information and data, and (d) any clinical protocols and clinical data.

“Company Representative” means the Company’s officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of September 14, 2017, by and between the Company and Parent.

“Consideration Spreadsheet” means a spreadsheet, certified by the Chief Executive Officer of the Company, which spreadsheet shall be acceptable in form and substance to Parent and which shall be dated as of the Closing Date and shall set forth the following information:

(a) the calculation of the Merger Cash Consideration, including all the components thereof, as follows: the amount of (i) Closing Cash, (ii) the amount of Closing Debt; (iii) the amount of Unpaid Transaction Expenses and (iv) a balance sheet of the Company as of 12:01 a.m. Pacific Time on the Closing Date (prepared in accordance with GAAP and using the policies, conventions, methodologies and procedures used by the Company in preparing its most recent Company Financial Statements (to the extent consistent with GAAP)) and the Net Working Capital, providing reasonable supporting documentation in each case and, in the case of Closing Debt and Unpaid Transaction Expenses, wire transfer instructions to effect the repayment thereof;

(b) the name of each holder of Company Capital Stock and Company Options immediately prior to the Effective Time, and the address of such person in the Company’s records;

(c) a designation, with respect to each holder of Company Options, as to whether such holder is an Employee Optionholder;

(d) a designation, with respect to each Equityholder, as to whether such Equityholder is an Accredited Equityholder;

(e) the number and kind of shares of Company Capital Stock held by such Persons and the respective certificate numbers and dates of acquisition;

(f) the date of grant, type of grant (i.e., incentive stock option or non-statutory stock option) and exercise price per share for each Company Option;

(g) the number of Parent Shares that comprise the Parent Equity Consideration issuable to each Equityholder (it being understood that only Accredited Equityholders may receive any Parent Shares and that, as to Employee Optionholders, the requirements set forth in the second sentence of Section 3.1(a)(v) must be satisfied) and the amount of Merger Cash Consideration payable to each Equityholder;

(h) the portion of the Holdback Amount attributable to each Equityholder;

(i) the Pro Rata Share and Contingent Pro Rata Share of each Equityholder; and

(j) whether or not each payment made under this Agreement is subject to Tax withholding (but not the amount of withholding thereof) (assuming for this purpose that each recipient delivers an appropriate and correct IRS Form W-9 or IRS Form W-8 such that no U.S. federal tax withholding is required pursuant to Section 3406 of the Code).

“Contingent Payment Period” means the Development Contingent Payment Period or the Commercialization Contingent Payment Period, as applicable.

“Contingent Pro Rata Share” means, with respect to each Equityholder, the percentage set forth next to such Equityholder’s name on the Consideration Spreadsheet.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other binding arrangement.

“Damages” means any liabilities, losses, claims, damages, injury, decline in value, lost opportunity, Taxes, penalties, fines, deficiencies, assessments, judgments, costs or expenses (including reasonable attorneys’ fees and expenses and costs of investigation), but shall exclude punitive damages except to the extent recovered by a third party against an Indemnitee.

“Debt” means both the current and long-term portions of any amount owed, without duplication, in respect of (a) borrowed money, extensions of credit, purchase money financing, and capitalized lease obligations or for the deferred purchase price of property or services, (b) all obligations for the reimbursement of any obligor for amounts drawn on any outstanding letters of credit, (c) all obligations evidenced by a note, bond, debenture or similar instrument, and (d) all accrued and unpaid interest, fees, expenses, prepayment penalties or premiums on, or any guarantees or other contingent liabilities with respect to, any of the obligations referred to in the foregoing clauses (a) through (e); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any accounts payable incurred in the ordinary course of business or any obligations under un-drawn letters of credit.

“Development Contingent Payment Period” means, with respect to the Milestone Events set forth in the table in Section 2.8(b) that are applicable to (a) Commencement of a Phase 1 Clinical Trial for a Company Product, (b) Commencement of a Phase 3 Clinical Trial for a Company Product, and (c) Regulatory Approval for a Company Product, the period commencing on the Closing Date, and ending on the twelfth (12th) anniversary of the Closing Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Optionholder” means each holder of an Employee Option.

“Employee Options” means each Company Option that was granted to the holder in the holder’s capacity as an employee of the Company for applicable employment Tax purposes.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, restriction on transfer (such as a right of first refusal or other similar rights) or other similar encumbrance.

“Environmental Law” means any applicable federal, state, or local Laws as in effect as of the date of this Agreement which regulate or relate to: pollution, the protection of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, or the protection of the health and safety of Persons from exposures to hazardous substances in the environment; or the preservation or protection of waterways, groundwater, drinking water, air, or soil.

“Equityholder” means any holder of (a) Company Capital Stock that is entitled to receive a Capital Stock Payment under Section 2.6 and who has not perfected his, her or its appraisal rights pursuant to Section 3.2, or (b) Company Options who is entitled to receive Option Consideration under Section 2.6.

“Equityholders Representative” means the Person appointed to serve as such under Section 10.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Excluded Contracts” means (a) any non-exclusive Contracts concerning “off-the-shelf” or similar software that is available on commercially reasonable terms, (b) any non-exclusive Contracts to service providers entered into in the ordinary course of business, (c) any standard non-disclosure, confidentiality, assignment and material transfer Contracts, in each case entered into in the ordinary course of business, (d) any Contracts that have expired on their own terms or were terminated, without material surviving obligations, and (e) any purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” means the U.S. Food and Drug Administration.

“Field” means the diagnosis, prophylaxis and treatment of viral infections in humans.

“Fully Diluted Common Number” shall equal (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options that are outstanding as of immediately prior to the Effective Time, and less (c) the aggregate number of shares of Company Common Stock, if any, to be canceled at the Effective Time pursuant to Section 2.6(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any quasi-governmental authority of any nature, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, temporary restraining order, judgment, injunction or decree, enforcement action or consent decree, issued, promulgated or entered by any Governmental Authority.

“Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is prohibited or regulated under any Environmental Laws, including without limitation, asbestos, urea, formaldehyde, PCBs, radon gas, or petroleum products.

“HBV” means the Hepatitis B virus and any naturally occurring subtypes or variants thereof.

“HBV Product” means a Company Product arising from the HBV Program.

“HBV Program” means any Program conducted by or on behalf of the Company, its Affiliates, or a Milestone Obligor as of and following the Closing Date where the Target is with respect to HBV.

“Health Care Laws” means all Laws, enforced or issued by a Governmental Authority related to the manufacturing, development, testing, labeling, marketing, packaging, holding, import, export, advertising or distribution of medical device products, kickbacks, patient or program charges, recordkeeping, documentation requirements, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, or licensure, including, without limitation: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (b) the Public Health Service Act (42 U.S.C. § 201 et seq.); (c) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback Laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Statements Law (42 U.S.C. § 1320a-7b(a)), all criminal Laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) (collectively, “HIPAA”), the exclusion Laws (42 U.S.C. § 1320a-7), and the civil monetary penalties Law (42 U.S.C. § 1320a-7a); (iv) HIPAA and analogous state Laws pertaining to privacy, data protection and information security, and the regulations promulgated pursuant to such statutes; (v) Medicare (Title XVIII of the Social Security Act) and (vi) Medicaid (Title XIX of the Social Security Act), each as amended from time to time the regulations promulgated pursuant to such Laws.

“Holdback Amount” means $2,000,000.

“Holdback Release Amount” shall mean an amount equal to the Then Remaining Holdback minus the aggregate amount of all Unresolved Claims as of the Holdback Expiration Date. If such amount is a negative number, the Holdback Release Amount shall be $0.

“HPV” means the human papilloma virus and any naturally occurring subtypes or variants thereof.

“HPV Divestment Consideration” means (a) the product of 0.5 multiplied by (i) the product of 0.85 multiplied by the amount of any cash or equity consideration received by Company from such third-party in connection with such HPV Divestment Transaction less (ii) the HPV Transaction Costs, less (b) any Contingent Payments related to HPV Products (other than Contingent Payments related to Net Sales) made by Parent prior to the date of such HPV Divestment Transaction. HPV Divestment Consideration shall not include any amounts received from a Third Party that are specifically allocable to payment for, or reimbursement of, research and development expenses incurred by Company or its Affiliates (including Parent) in performing activities in relation to the HPV Program following the HPV Divestment Transaction, including with respect to the filing, prosecution, maintenance and enforcement of any Intellectual Property specific to the HPV Product.

“HPV Product” means a Company Product arising from the HPV Program.

“HPV Program” means the Program conducted by or on behalf of (a) the Company, its Affiliates, or a Milestone Obligor or (b) Company’s successor-in-interest following an HPV Divestment Transaction pursuant to Section 2.7, as of and/or following the Closing Date where the Target is with respect to HPV.

“HPV Transaction Costs” means the sum of (a) costs and expenses incurred by the Company or its Affiliates (including Parent) in performing research, development, regulatory or manufacturing activities in relation to the HPV Program between the Closing Date and the consummation of the HPV Divestment Transaction (with any internal costs charged at fair market value as determined in the reasonable discretion of Parent) and (b) any out-of-pocket costs and expenses incurred by the Company and its Affiliates (including Parent) in connection with effecting the HPV Divestment Transaction, including fees and expenses payable to legal counsel and financial advisors.

“Incorporation Date” means September 16, 2014.

“Indemnitees” means (a) Parent; (b) Parent’s Affiliates (including the Surviving Corporation); (c) the respective representatives of the Persons referred to in clauses (a) and (b); and (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Initial Common Cash Consideration” means (a) the Merger Cash Consideration minus (b) the Initial Preferred Cash Consideration.

“Initial Common Merger Consideration” means (a) the Parent Equity Common Consideration plus (b) the Initial Common Cash Consideration.

“Initial Merger Consideration” means (a) the Initial Common Merger Consideration plus (b) the Initial Preferred Merger Consideration.

“Initial Preferred Cash Consideration” means, as to all shares of Company Preferred Stock, the aggregate amount payable in respect of the Per Preferred Share Initial Cash Consideration.

“Initial Preferred Merger Consideration” means the Initial Preferred Cash Consideration and the Parent Equity Preferred Consideration.

“Intellectual Property” means all U.S. and foreign intellectual property and proprietary rights, including (a) patents provisional and non-provisional and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, supplementary protection certificates, continuations and continuations-in-part thereof (“Patents”), (b) trademarks, trade dress, service marks, service names, trade names, domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith (“Trademarks”), (c) copyrights and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, computer software, code, databases, software systems, mask works or other works, whether registered or unregistered, pending applications to register the same, and moral rights (“Copyrights”), (d) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques (“Know-How”), (e) computer software, including all source code, object code, firmware, software development tools, files, records and data, and all documentation related to any of the foregoing, (f) moral rights, rights of publicity, industrial designs, and industrial property rights and (g) the right to sue for past, present and future infringement, misappropriation, dilution or violation of any of the foregoing or for any injury to goodwill and to recover all proceeds relating to any of the foregoing, including licenses, royalties, income, payments, claims, Damages (including without limitation attorneys’ fees and expert fees) and proceeds of suit.

“Key Stockholders” means stockholders holding at least 95% of the outstanding shares of Company Capital Stock (on an as-converted to Company Common Stock basis).

“Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of the Restricted Equityholders, all other officers of the Company and all members of the board of directors of the Company, and the knowledge such individuals would reasonably be expected to have had he or she made reasonable inquiry regarding the relevant matters of those employees, contractors and advisors who would reasonably be expected to have actual knowledge of such matters.

“Law” means any federal, state, county, local, foreign or other statute, constitution, principle of common law, law, ordinance, edict, decree, Governmental Order, regulation, rule, ruling or code of any Governmental Authority.

“Liability” means any and all Debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the Business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company, or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves (alone or in combination) to constitute a Material Adverse Effect: (i) conditions generally affecting the economy or industry in which the Company operates, (ii) any change in GAAP or applicable Laws (provided, that this clause (ii) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP or applicable Law), or (iii) matters set forth on Section 1.1(a) of the Company Disclosure Schedule, provided, that such changes described in clauses (i)-(ii) do not materially and disproportionately adversely affect the Company in a manner that is materially disproportionate from similarly situated businesses engaged in the same industry as the Company.

“Merger Cash Consideration” means (a) $11,000,000 plus (b) Closing Cash plus (c) the Aggregate Exercise Price plus (d) amount by which Net Working Capital exceeds the Net Working Capital Target (if any) minus (e) Unpaid Transaction Expenses minus (f) Closing Debt minus (i) the amount by which the Net Working Capital Target exceeds Net Working Capital (if any).

“Merger Consideration” means (a) the Initial Merger Consideration, plus (b) the Contingent Merger Consideration.

“Milestone Obligor” means any Person that is a non-Affiliate third party with respect to Parent who acquires from Parent or an Affiliate of Parent (or from another Milestone Obligor) rights to develop, seek Regulatory Approval for, manufacture and/or commercialize a Company Product, through one or more transactions or series of transactions, whether by sale, assignment, license or any other direct grant or transfer of right, but excluding, for the avoidance of doubt, (a) acquisitions resulting from sales of units of any Company Product in the ordinary course of business or (b) as a result of an HPV Divestment Transaction which is a sale or grant of an exclusive license with respect to the HPV Program if Parent pays and distributes the HPV Divestment Consideration pursuant to Section 2.7(a) or 2.7(b).

“Net Sales” means, with respect to any Company Product, amounts received following Closing during the Commercialization Contingent Payment Period in consideration for the sales or distribution of the Company Product by or on behalf of Parent, its Affiliates, or Milestone Obligor, to third parties (each, a “Selling Party”), less the following deductions (without duplication, including for deductions taken in accordance with GAAP), all in accordance with GAAP applied consistently with the policies, conventions, methodologies and procedures applied consistently, in each case, by Parent to report revenue in its financial statements, including any such financial statements which may become filed with the U.S. Securities and Exchange Commission:

(a) customary trade, cash and quantity discounts actually given;

(b) amounts repaid or credits or allowances actually given or made for rejection, defect, recall or return of Company Products or for retroactive price reductions and billing errors;

(c) price reductions, rebates, loyalty cards (or other patient discount programs) and chargeback provisions granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to other trade customers, or deductions due to legislative actions by any Governmental Authority;

(d) costs of freight, insurance, storage, distribution, warehousing and other transportation charges to the extent included in the total amount invoiced;

(e) if included in the aggregate gross invoice price of such Company Product, sales or excise taxes, duties or other similar governmental charges (including any tax such as a value added or similar tax, and excluding any taxes based on, or in lieu of, income) relating to the sale of such Company Product, as adjusted for rebates and refunds;

(f) any invoiced amounts that are not collected by a Selling Party, including bad debts, provided that (i) any such amounts subsequently collected will be included in Net Sales for the period in which collected, and (ii) any such allowance under this subsection (f) shall not exceed two percent (2%) of the gross amounts received for sales or distribution of Company Products during the applicable period; and

(g) the portion of administrative fees paid during the relevant time period to group purchasing organization or pharmaceutical benefit managers relating to the sale of such Company Product.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Net Sales will be determined in accordance with GAAP, and if non-monetary consideration is received by a Selling Party for any Company Product, Net Sales will be calculated based on the average price charged for such Company Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Company Product, as applicable, as determined by the Company and Equityholders Representative in good faith. Sales of Company Product between Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Company Product to a third party shall be included within the computation of Net Sales. For purposes of determining Net Sales, a sale or other disposition shall not include sales, supply, transfers or dispositions of Company Product for research, development, regulatory or clinical purposes or as samples or charitable donations in each case at or below the fully-burdened cost to manufacture and provide such Company Product.

With respect to sales of Combination Products, Net Sales for any such Combination Product in a particular country in the applicable calendar quarter shall be calculated as follows:

(i) Where the Company Product and all Other Components in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined above by the fraction A/(A+B), where A is the net invoice price of the Company Product as sold separately in such country, and B is the sum of the net invoice prices of the Other Components in such Combination Product.

(ii) If the Company Product in such Combination Product is sold separately in such country, but none of the Other Components in such Combination Product is sold separately in such country, Net Sales for the purpose of determining Contingent Payments due hereunder for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the net invoice price of such Company Product as sold separately, and C is the net invoice price of such Combination Product.

(iii) If the Company Product in such Combination Product is not sold separately in such country, but all the Other Components in such Combination Product are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-D)/C, where C is the net invoice price, in such country, for such Combination Product, and D is the sum of the net invoice prices charged for the Other Components in such Combination Product.

(iv) If the Company Product and at least one of the Other Components in such Combination Product are not sold separately in such country, Net Sales for the purposes of determining Contingent Payments due hereunder for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction E/(E+F), where E is the fair market value of the portion of such Combination Product that contains the Company Product, and F is the sum of the fair market value for all the Other Components in such Combination Product. In such event, Parent shall make a reasonable and good faith determination of the respective fair market values of each of the Company Product, and all the Other Components, included in the Combination Product.

For the purposes of this definition of Net Sales, a “Combination Product” means a product sold by a Selling Party that includes a Company Product and (a) contains one or more active therapeutic compounds that are not a Company Product; or (b) is co-packaged or sold together for a single price with a drug delivery device or system that is also sold as a standalone product (each of the items described in subclauses (a) and (b) above, an “Other Component”).

“Net Working Capital” means: (a) the sum of all current assets of the Company (excluding Tax assets and Cash and Cash Equivalents); minus (b) the sum of all current liabilities (excluding Closing Debt and Unpaid Transaction Expenses and any annual employee bonuses in respect of fiscal year 2017 which are to be paid in fiscal year 2018 and which were not incurred in connection with the transactions contemplated by this Agreement), minus (c) Pre-Closing Taxes, in each case determined as of 12:01 a.m. Pacific Time on the Closing Date in accordance with GAAP and using the policies, conventions, methodologies and procedures used by the Company in preparing its most recent Company Financial Statements (to the extent consistent with GAAP).

“Net Working Capital Target” means negative $1,400,000.

“Optionholders” means holders of Company Options that are outstanding as of immediately prior to the Effective Time.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws or equivalent governing documents of such entity.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax under Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Parent Equity Common Consideration” means the Parent Equity Consideration minus the Parent Equity Preferred Consideration.

“Parent Equity Consideration” means 2,500,000 Parent Shares.

“Parent Equity Preferred Consideration” means, as to all shares of Company Preferred Stock, the aggregate number of Parent Shares issuable in respect of the Per Preferred Share Equity Consideration.

“Parent Shares” means shares of the Parent’s Series A-2 Preferred Stock, par value $0.0001 per share.

“Parent Stockholder Agreements” means: (a) a voting agreement joinder or counterpart signature page to Parent’s then-current Amended and Restated Voting Agreement by and among Parent and the stockholders named therein, (b) an investors’ rights agreement joinder or counterpart signature page to Parent’s then-current Amended and Restated Investors’ Rights Agreement by and among Parent and the stockholders named therein (c) an accredited investor questionnaire and (d) a bad actor questionnaire.

“Per Common Share Initial Cash Consideration” means the quotient of (i) the Initial Common Cash Consideration, divided by (ii) the Fully Diluted Common Number.

“Per Common Share Initial Merger Consideration” means (a) the Per Common Share Initial Cash Consideration plus (b) the Per Common Share Equity Consideration.

“Per Common Share Equity Consideration” means the quotient of (a) the Parent Equity Common Consideration divided by (ii) the Fully Diluted Common Number.

“Permit” means any license, clearance, authorization, registration, approval, consent, certificate, variance, franchise, exemption or permit issued by any Governmental Authority to the Company, held by the Company, or required for the operation of the Company’s Business.

“Permitted Encumbrances” means all (a) liens for Taxes and other governmental charges that are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserve has been made in the Company Financial Statements; (b) cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business for sums not yet due and payable; (c) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation for sums not yet due and payable; and (d) other Encumbrances of any type incurred in the ordinary course of business which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Per Preferred Share Equity Consideration” means a number of Parent Shares as set forth on the Consideration Spreadsheet.

“Per Preferred Share Initial Cash Consideration” means the Preference Amount Per Share multiplied by the Cash Percentage.

“Per Preferred Share Initial Merger Consideration” means the Per Preferred Share Initial Cash Consideration and the Per Preferred Share Equity Consideration.

“Per Share Initial Merger Consideration” means, with respect to a share of Company Preferred Stock, the Per Preferred Share Initial Merger Consideration, and (ii) with respect to a share of Company Common Stock, the Per Common Share Initial Merger Consideration.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Data” means all data or information that, individually or when aggregated or combined, is linked to any reasonably identifiable Person and any other data protected under any applicable Laws relating to privacy, data security, or data protection.

“Phase 1 Clinical Trial” means a clinical trial of a product that satisfies the requirements of all applicable Laws, including those as set forth in 21 C.F.R. 312.21(a) or any other clinical trial that is the first clinical trial in humans of such product that is used to support an application for Regulatory Approval for such product.

“Phase 3 Clinical Trial” means a clinical trial of a product designed as a pivotal trial, the results of which are expected to (a) establish that such product is safe and efficacious for its intended use, and (b) at the time of commencement, is expected to be the basis for filing a biologic license application or new drug application for such product, including a clinical trial described under 21 C.F.R § 312.21(c) with respect to the United States, or an equivalent clinical trial with respect to a jurisdiction outside the United States.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes of the Company that are attributable to, with respect to, or otherwise relating to any Pre-Closing Tax Period (or portion thereof), including Taxes allocable to the portion of any Straddle Tax Period ending on the Closing Date, (b) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing, (c) any Transfer Taxes for which the Equityholders are liable pursuant to Section 6.6(d) and (d) Transaction Payroll Taxes.

“Preference Amount Per Share” means, as to each share of Company Preferred Stock, $2.1889 plus all declared but unpaid dividends thereon as of immediately prior to the Effective Time.

“Privileged Communications” shall mean any communication between the Firm, on the one hand, and the Company or the Equityholders, on the other hand, that are attorney-client privileged and that solely relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement.

“Program” means a program of activities directed to the research and development of pharmaceutical and/or biological products directed to one or more specified Target(s).

“Pro Rata Share” means, with respect to each Equityholder, the percentage set forth next to such Equityholder’s name on the Consideration Spreadsheet.

“Regulatory Approval” means, with respect to any country, any and all Permits (which would be the approval of a biologic license application or new drug application by the FDA with respect to a Company Product in the United States) necessary to commercially distribute, sell, or market the Company Product in such country, which shall include in each country outside the United States where applicable, all of the following: (a) pricing or reimbursement approval in such country, (b) marketing authorization (including any prerequisite manufacturing Permit related thereto), and (c) labeling approval.

“Requisite Optionholders” means (i) Optionholders holding at least 95% of the outstanding Company Options (on an as-converted to Company Common Stock basis) that are outstanding as of immediately prior to the Effective Time, and (ii) each Optionholder who is a current employee of the Company as of immediately prior to the Effective Time.

“Reserve Amount” means $100,000.

“Restricted Equityholders” means Dirk Thye, Bolyn Hubby and Derek Sloan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Service Provider” means any current officer, employee, director or independent contractor of the Company.

“Straddle Tax Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another entity if such other entity directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such first entity that is sufficient to enable such other entity to elect at least a majority of the members of such first entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such first entity.

“Target” means, with respect to a virus, a gene or gene product, including RNA or protein, (or any fragments, mutations or variants thereof) originating from such virus.

“Tax” or “Taxes” means (i) any and all taxes, fees, imposts, charges, excises, assessments, levies, tariffs, duties or other charges or impositions in the nature of (or similar to) a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, gross income, estimated, capital gains, gross receipts, profits, business, license, occupation, franchise, branch, windfall, termination, exit, capital stock or other equity, wealth, real or personal (tangible or intangible) property, real or personal property (tangible or intangible) gains, sales, use, transfer, conveyance, recording, documentary, filing, value added, ad valorem, employment or unemployment, social security (or similar including FICA), social, disability, alternative or add-on minimum, investment, financial transaction, escheat obligation, customs, excise, stamp, environmental, commercial rent, premium or withholding taxes, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person by contract, including any liability for taxes of a predecessor or transferor or otherwise by operation of applicable Law.

“Tax Proceeding” means any inquiry, claim, assessment, audit, dispute, suit or other administrative or judicial proceeding involving Taxes.

“Tax Return” means any return, report, statement, declaration, schedule, designation, notice, certificate, questionnaire, form, election, estimated Tax filing, claim for refund, information return, or other document (including any attachments thereto and amendments thereof), in each case filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Then Remaining Holdback” shall mean the amount by which the remaining Holdback Amount exceeds the sum of all amounts previously deemed or determined to be due and owing to any Indemnitee pursuant to Article X of the Agreement.

“Transaction Payroll Taxes” shall mean, without duplication, the employer portion of payroll or employment Taxes incurred in connection with any bonuses, the Option Consideration, or other compensatory payments made on or about the Closing Date in each case in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company, but does not include any similar Taxes paid in connection with the Contingent Payments.

“Transfer Taxes” means any and all transfer, documentary, conveyance, sales, use, gross receipts, stamp, registration, filing, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest and additions to tax), including any real property or leasehold interest transfer or gains Tax and any similar Tax, imposed pursuant to the transactions contemplated by this Agreement.

“Unpaid Transaction Expenses” means (a) any fees and disbursements payable by the Company to those Persons identified in Section 4.18 of the Company Disclosure Schedule; (b) the fees and disbursements payable to legal counsel or accountants of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (c) any bonus, transaction, change in control, severance, incentive compensation, termination, retention or similar transaction-related payments to be paid to any Service Provider of the Company in connection with the transaction (for the avoidance of doubt including any “double-trigger” payments, and excluding any annual employee bonuses in respect of fiscal year 2017 which are to be paid in fiscal year 2018) other than any severance payments payable pursuant to the agreements set forth on Section 1.1(b) of the Company Disclosure Schedule; (d) Transaction Payroll Taxes; (e) any fees, costs or expenses payable by the Company to the Equityholders Representative after the Closing; (f) all other miscellaneous fees, expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement (including the cost of the D&O “tail” policy referenced in Section 6.4 and any costs associated with the requirements of Section 6.8); and (g) an amount equal to the amounts identified in Sections 4.3(a) and 4.14(c) of the Company Disclosure Schedule that are or may in the future become payable by the Company or Parent; provided, that in the case of the foregoing clauses (a) through (g), only to the extent such amounts have not been paid by the Company as of the Closing and have, accordingly, not reduced the Closing Cash.

“Unresolved Claims” shall mean the aggregate amount of Damages associated with all claims contained in Claim Certificates that have not been finally resolved and paid prior to the Holdback Expiration Date in accordance with Article IX.

“Valid Patent Rights” means any claims of (i) an issued Patent within the Company Intellectual Property rights that has not been revoked or held unenforceable or invalid by a decision of a court or other government body of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, or (ii) a pending Patent application within the Company Intellectual Property rights that has not been finally abandoned or finally rejected or expired and which has been pending for no more than seven years from the date of filing of the earliest Patent application to which such pending Patent application is entitled to claim priority.

ARTICLE II.

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, this Agreement and the certificate of merger.

Section 2.3 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and at a time to be mutually agreed upon by Parent and the Company, which date shall be no later than three Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing shall take place electronically by the mutual exchange of portable document format (.PDF) signatures.

Section 2.4 Effective Time. Subject to the terms of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 2.5 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(b) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

Section 2.6 Conversion of Securities; Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) Conversion of Company Capital Stock. Except as provided in subsections (b) and (c) below, each share of Company Capital Stock (other than shares of Company Capital Stock to be canceled in accordance with Section 2.6(c) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive the Per Share Initial Merger Consideration, (including a contingent right to receive any cash disbursements required to be made from the Holdback Amount with respect to such share of Company Capital Stock in accordance with Section 3.3 (as and when such disbursements are made) and any cash disbursements required to be made from the Reserve Fund with respect to such share of Company Capital Stock in accordance with Section 10.1 (as and when such disbursements are made)) plus, in the case of shares of Company Common Stock (A) a contingent right to receive any HPV Divestment Consideration required to be made with respect to such share of Company Common Stock in accordance with Section 2.7 and (B) a contingent right to receive any Contingent Payments required to be made with respect to such share of Company Common Stock in accordance with Section 2.8 (as and when such disbursements are made).

(b) Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one share of common stock, of the Surviving Corporation.

(c) Cancellation of Certain Shares. Each share of Company Capital Stock that is held in the treasury of the Company and each share of Company Capital Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(d) Treatment of Company Options.

(i) Each Company Option outstanding immediately prior to the Effective Time shall be cancelled and, upon the cancellation of such Company Option, shall be converted into the right to receive, without interest and subject to any applicable withholding Tax, (A) an amount of cash (rounded down to the nearest whole cent after aggregation of all amounts payable in respect of all Company Options held by an Optionholder) and Parent Shares, if any, equal to the product of (x) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (including shares that became vested in connection with the Merger) and (y) the excess, if any, of the Per Common Share Initial Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time (with only cash reduced in respect of such exercise price); plus (B) any Contingent Merger Consideration required to be paid with respect to such Company Option in accordance with Section 2.7 or Section 2.8 (as and when such disbursements are made); plus (C) any cash disbursements required to be made from the Holdback Amount with respect to such Company Option in accordance with Section 3.3 (as and when such disbursements are made) plus (D) any cash disbursements required to be made from the Reserve Fund with respect to such Company Option in accordance with Section 10.1 (as and when such disbursements are made). The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 2.6(d) is referred to herein as the “Option Consideration.” The Parties agree, subject to any changes in Law or based on guidance issued by a Governmental Authority, that any payments of the Option Consideration required to be made with respect to Company Options in accordance with Sections 2.6(d)(i)(B)-(D) will be treated and reported for all tax purposes as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(b)(4) until such amounts become due and payable hereunder and shall be paid to the holders of Company Options entitled to such payments under Section 2.6(d) within the short-term deferral period within the meaning of Treasury Regulation Section 1.409A-1(b)(4)b)(4).

(ii) The Company Plan shall be terminated effective as of the Closing Date and no further Company Options shall be granted thereunder. Prior to the Closing, the Company shall take any actions reasonably necessary to effect the transactions contemplated under this Section 2.6(d) under the Company Plan and all agreements evidencing Company Options.

Section 2.7 Divestment or Progression of the HPV Program(i) .

(a) Following and until the first anniversary of the Closing Date (the “HPV Divestment Period”), the Company shall use reasonable efforts to sell, or grant an exclusive license, to a Third Party of the Company’s rights in the HPV Program in a standalone transaction (such a transaction or any other grant of rights to a Third Party to develop, seek Regulatory Approval for, manufacture and/or commercialize a HPV Product, a “HPV Divestment Transaction”). For the avoidance of doubt, an HPV Divestment Transaction shall include only (i) a standalone sale or grant of exclusive license of the Company’s rights in the HPV Program (and no other Program or assets of Company), or (ii) a transaction involving a sale or grant of exclusive license that solely includes the Programs or assets of the Company (and not any Program or assets of Parent, or any Affiliate or Subsidiary of Parent) (clause (ii), a “Combined HPV Divestment Transaction”). Notwithstanding the foregoing, during the HPV Divestment Period, Company may not enter into any transaction that includes the sale or grant of an exclusive license to a Third Party of the Company’s rights in the HPV Program together with any other Program or assets of Parent or any Affiliate or Subsidiary of Parent. The Company shall have the right to negotiate and enter into a HPV Divestment Transaction with any Third Party at its sole discretion, provided that if the Company enters into a HPV Divestment Transaction (whether before or after the last day of the HPV Divestment Period, but subject to Section 2.7(b) below), then the Company shall pay to the Equityholders an amount in cash and equity based on their respective Contingent Pro Rata Share, of the HPV Divestment Consideration; provided, that, to the extent reasonably required by the Third Party, the Company shall be permitted to pay cash in lieu of all or any portion of the equity consideration based on the fair market value of such equity consideration as reasonably determined by Parent; and provided, further, that if the Company enters into an HPV Divestment Transaction that is a Combined HPV Divestment Transaction then the HPV Divestment Consideration shall be determined by Parent , based on its reasonable determination of value allocable in such HPV Divestment Transaction to the HPV Program. If the Equityholders Representative disputes in good faith the Parent’s determination of value allocable to the HPV Program in such Combined HPV Divestment Transaction, they shall jointly appoint a neutral third party valuation firm to determine such value, which determination shall be final and binding on all parties. Such third party valuation firm shall be required to make its determination by selecting either (x) the valuation submitted by Parent (which may be a different valuation than that offered to the Equityholders prior to the appointment of such valuation firm), or (y) the valuation submitted by the Equityholders representative, and no other valuation. The HPV Divestment Consideration shall be paid or distributed to the Equityholders promptly following receipt of consideration by the Company in connection with such HPV Divestment Transaction (as and to the extent received). In the event that the HPV Divestment Transaction is in the form of an acquisition, then, it shall be a condition to the receipt by the Equityholders of any HPV Divestment Consideration, that the Equityholders Representative shall agree, on behalf of the Equityholders, to be bound to the same escrow, holdback, indemnity and other covenants and obligations as the Company and its Affiliates (including Parent) are bound in such transaction. At its option, Parent may require the Equityholders Representative to be a direct party to the HPV Divestment Transaction with the applicable Third Party and, as such, agree to (on behalf of the Equityholders) the same escrow, holdback, indemnities and other covenants and obligations as the Company and its Affiliates (including Parent). If an HPV Divestment Transaction has not been effected on or prior to the last day of the HPV Divestment Period, then subject to Section 2.7(b), the Company may elect at its discretion to (A) progress development and commercialization activities under the HPV Program itself, (B) enter into an HPV Divestment Transaction (but shall no longer have any obligation to use reasonable efforts to do so) or (C) cease or suspend the conduct of any development activities under the HPV Program. For clarity, Company shall have no obligations with respect to the HPV Program under Section 2.8(d) following the expiration of the HPV Divestment Period.

(b) If the Company (or its Affiliates or a Milestone Obligor) continues development and commercialization activities under the HPV Program, and no HPV Divestment Transaction has occurred prior to the expiration of the HPV Divestment Period, then the provisions of Section 2.8 (excluding Section 2.8(d)) shall apply to the HPV Program (for clarity, the provisions of Section 2.8(a) through (c) shall apply prior to any HPV Divestment Transaction). Notwithstanding the foregoing, in the event that an HPV Divestment Transaction (that is a sale, or grant an exclusive license, to a Third Party of the Company’s rights in the HPV Program) is consummated following the expiration of the HPV Divestment Period, Parent may, at its sole option, elect to make payments of the HPV Divestment Consideration in accordance with the provisions of Section 2.7(a) in lieu of making payments that might otherwise arise following the HPV Divestment Transaction pursuant to the provisions of Section 2.8 that have not been paid or accrued prior to the consummation of the HPV Divestment Transaction.

Section 2.8 Contingent Merger Consideration.

(a) Payment and Distribution of Contingent Merger Consideration; Review Rights.

(i) The payment of the Contingent Merger Consideration, if any, will be made in accordance with Section 2.7, this Section 2.8 and Article III.

(ii) Notwithstanding anything in this Agreement, but subject to Section 2.8(d), none of Parent, Merger Sub or any of their respective Affiliates (A) shall be under any obligation or have any duty to act in such a manner that any of the Contingent Merger Consideration is paid, or if payable, is maximized, or (B) will owe any Equityholder any fiduciary or other similar duty in respect of this Section 2.8, or (C) will have any obligation, or shall be bound by an agreement or covenant of any kind, in respect of this Section 2.8 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 2.8 or elsewhere in this Agreement; provided, however, Parent and the Company (following the Closing) shall not take action with the primary intention of avoiding or reducing the Contingent Merger Consideration.

(b) Contingent Merger Consideration.

(i) During the applicable Contingent Payment Period, and subject to the terms hereof, following the first achievement by or on behalf of Parent, its Affiliate or a Milestone Obligor of each of the following applicable milestone events (each, an “Milestone Event”), Parent shall pay, or cause to be paid, as further consideration to the Equityholders, based on their respective Contingent Pro Rata Share, an amount in cash equal to the corresponding milestone payment amount set forth below (each such net amount payable to the Equityholders upon achievement of a Milestone Event, a “Contingent Payment” and collectively with the HPV Divestment Consideration, the “Contingent Merger Consideration”). For clarity, each Contingent Payment is payable only once, if at all and no Contingent Payment shall be payable for subsequent or repeated achievements of the same Milestone Event with one or more of the same or different Company Products.

[***]

In the event the Milestone Event associated with [***] has not been previously paid and Company, its Affiliate, or a [***], the Milestone Event associated with [***] shall be deemed achieved.

(ii) With respect to the achievement of any Milestone Event that would trigger a Contingent Payment, Parent shall provide written notice to the Equityholders Representative of such achievement no later than 30 Business Days after such occurrence (a “Milestone Notice”). Promptly following receipt of such Milestone Notice, the Equityholders Representative shall deliver to Parent and the Paying Agent a spreadsheet setting forth the portion of the applicable Contingent Payment to be paid to each Equityholder. Within 10 days following Parent’s receipt of such spreadsheet, Parent shall pay, or cause the Surviving Corporation or the Paying Agent (by delivering such funds to the Paying Agent for addition to the Payment Fund) to pay, to each Equityholder in respect of its Company Capital Stock (other than Dissenting Shares) and Company Options in accordance with Section 2.6 and Article III, an amount equal to the applicable Contingent Payment, in each case paid in cash in accordance with the Consideration Spreadsheet. The amount of cash each Equityholder is entitled to receive pursuant to this Section 2.8 shall be rounded to the nearest whole cent.

(iii) Within forty-five (45) calendar days of each anniversary of the Closing, Parent shall provide the Equityholders Representative with an annual report, describing in reasonable detail the Surviving Corporation’s progress towards achievement of each Contingent Payment, including an [***] for such year. Solely [***]. If after [***], Parent shall [***].

(iv) Notwithstanding anything to the contrary in this Agreement, and except as set forth in Section 2.7 in connection with an HPV Divestment Transaction, (A) the aggregate amount of all Contingent Payments payable under this Agreement with respect to HBV Products shall not exceed $135,000,000 and (B) the aggregate amount of all Contingent Payments payable under this Agreement with respect to Company Products that are not HBV Products (which may include HPV Products) shall not exceed $135,000,000 and (iii) the aggregate amount of all Contingent Payments payable under this Agreement shall not exceed $270,000,000.

(c) Non-Assignment of Rights to Contingent Merger Consideration. Other than as set forth on Section 2.8(c) of the Company Disclosure Schedule, (x) no Equityholder may assign, delegate or otherwise transfer any of its rights to the Contingent Merger Consideration without the prior written consent of Parent, and (y) any attempted or purported transfer in violation of this sentence will be null and void. The Company hereby acknowledges and agrees, and by their adoption of this Agreement, acceptance of consideration under this Agreement, and/or the delivery of the Letters of Transmittal contemplated by Section 3.1, the Equityholders acknowledge and agree, that: (i) the Contingent Merger Consideration does not represent any ownership or equity participation interest in the Company, Merger Sub, the Surviving Corporation or Parent and does not entitle any Equityholder to voting rights or rights to dividend payments, (ii) the Contingent Merger Consideration is solely represented by this Agreement and is not represented by any certificate, instrument or other delivery, (iii) the Contingent Merger Consideration is solely a contractual right and is not a security for purposes of any securities Laws, and confers upon the Equityholders only the rights of a general unsecured creditor under applicable Law, (iv) the Contingent Merger Consideration does not bear interest and (v) the Contingent Merger Consideration is not redeemable.

(d) Commencing upon the Closing, Parent and Company shall, and shall cause any of their respective Affiliates, and Milestone Obligors to use Commercially Reasonable Efforts to develop and seek to obtain Regulatory Approval for at least one HBV Product in the United States, provided that Company and its Affiliates shall have discretion to make decisions and conduct any activities with respect to the Company Products consistent with use of such Commercially Reasonable Efforts and otherwise in accordance with the terms of this Agreement.

ARTICLE III.

EXCHANGE AND PAYMENT PROCEDURES

Section 3.1 Payments; Exchange of Company Certificates.

(a) Payment.

(i) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent the Consideration Spreadsheet reflecting all information set forth therein as of the Closing Date.

(ii) Prior to the Effective Time, Parent shall appoint Wilmington Trust, NA or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”) for the purpose of exchanging the Merger Consideration to be paid pursuant to Section 2.6 for the Company Options (other than payments in respect of Company Options made to Employee Optionholders) and the Company Certificates.

(iii) At or promptly following the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of shares of Company Capital Stock (other than Dissenting Shares) and Company Options (other than Employee Optionholders), the Closing Merger Cash Consideration (such cash, the “Payment Fund”); provided, however, that Parent shall promptly thereafter deposit with the Paying Agent by wire transfer of immediately available funds any amounts by which the Payment Fund increases due to any Dissenting Shares becoming non-Dissenting Shares in accordance with Section 3.2, for the benefit of the holders thereof. Parent may increase the amount of the Payment Fund from time to time by the amount of (A) any Contingent Merger Consideration payable to the Equityholders (other than Employee Optionholders) pursuant to Section 2.7 or Section 2.8, or (B) any other amounts to be paid by or on behalf of Parent hereunder, in each case to the extent that the Paying Agent shall be utilized to facilitate payment of such amounts to the Equityholders, in which case Parent shall direct the Paying Agent to distribute such amounts to the Equityholders in accordance with this Agreement as promptly as practicable following the deposit of such amounts with the Paying Agent.

(iv) At or promptly following the Effective Time, with respect to the Employee Options, Parent shall pay to the Surviving Corporation by means of a wire transfer of immediately available funds the portion of the Closing Merger Cash Consideration that constitutes Option Consideration to be paid in respect of the Employee Options to the Employee Optionholders, which amount Parent shall then cause to be paid to such Employee Optionholders by the Surviving Corporation through its payroll system through its next regularly scheduled payroll following the Closing that is at least 10 days after the Closing, subject to any applicable withholding Taxes. As and when additional Option Consideration becomes payable to Employee Optionholders, such amounts payable shall be delivered by Parent to the Surviving Corporation for payroll processing, and the Surviving Corporation will disburse such payments to holders of Employee Options through its standard payroll procedures.

(v) It shall be a condition to receipt of any consideration by an Optionholder (including any Parent Equity Consideration) that such Optionholder has delivered an option cancellation, joinder, non-solicitation and release agreements with Parent in the form of Exhibit E (an “Option Cancellation Agreement”). It shall be a condition to receipt of any Parent Equity Consideration by an Employee Optionholder that either such Employee Optionholder (a) is receiving sufficient Merger Cash Consideration to enable Parent to comply with applicable income and employment Tax withholding obligations or (b) has made arrangements satisfactory to Parent to enable Parent to comply with applicable income and employment Tax withholding obligations, in each case with respect to both Parent Equity Consideration and Merger Cash Consideration received by such Employee Optionholder.

(b) Exchange Procedures.

(i) Prior to the Closing, the Company shall mail to each Equityholder (other than Employee Optionholders) (A) a Letter of Transmittal in the form attached as Exhibit C (a “Letter of Transmittal”) and (B) instructions for effecting the surrender or cancellation of each Company Certificate or Company Option (other than Company Options held by Employee Optionholders) in exchange for the amount to be paid to such Equityholder pursuant to Section 2.6 in respect of such Company Certificate or Company Option. For purposes of this Agreement, “Letter of Transmittal” shall be deemed to include all such other documents as may be required to be delivered by an Equityholder pursuant to the instructions thereto.

(ii) Upon surrender of a Company Certificate to Parent or the Paying Agent for exchange, if applicable, together with a duly executed Letter of Transmittal, Parent shall, following the Effective Time, pay or cause to be paid to the holder of such Company Certificate the amount of Merger Cash Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii). Upon surrender of a duly executed Letter of Transmittal, Parent shall, following the Effective Time, pay or cause to be paid to the holder of Company Options (other than Employee Optionholders) the amount of Merger Cash Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii). Until surrendered as contemplated by this Section 3.1(b), each share represented by a Company Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Capital Stock Payment; and until cancelled pursuant to an executed Option Cancellation Agreement, each share subject to a Company Option, shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Option Consideration following such cancellation. No interest will be paid or accrued on any Capital Stock Payment or Option Consideration, except as otherwise expressly provided herein. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the Capital Stock Payment payable in respect of such shares of Company Capital Stock may be issued to a transferee if the Company Certificate representing such shares of Company Capital Stock is properly endorsed and presented to the Paying Agent, accompanied by any documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(c) Lost, Stolen or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery to the Paying Agent or Parent by such Person of an indemnity agreement in form and substance reasonably acceptable to the Paying Agent or Parent, as applicable, Parent shall, subject to Section 3.1(a) and Section 3.1(b), issue or cause the Paying Agent to issue, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive pursuant to Section 3.1 had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation or the Paying Agent in accordance with Section 3.1(a) and Section 3.1(b).

(d) No Liability(e) . Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Merger Sub, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding. Parent, Merger Sub, the Surviving Corporation, the Company and the Paying Agent, and all of their affiliates, successors, and assigns, as applicable, shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation, the Company and the Paying Agent, and any of their affiliates, successors, and assigns, as applicable, are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, and any of their affiliates, successors, and assigns, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent or any such affiliate, successor or assign. Any amount withheld pursuant to this Section 3.1(f) shall be duly remitted to the appropriate Governmental Authority.

(g) No Fractional Shares; Reallocation. No fractional Parent Shares shall be issued in exchange for shares of Company Capital Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Company Certificates delivered by such holder and the aggregate number of shares of Company Capital Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount as set forth on the Consideration Spreadsheet. Upon the election of Parent, the Merger Consideration payable to the Equityholders shall be reallocated among such Equityholders to result in Parent Shares being issued only to Accredited Equityholders (and to Equityholders who have satisfied their obligations under Section 3.6) and only cash being issued to Equityholders who are not Accredited Equityholders (or who have not satisfied their obligations under Section 3.6). Such reallocation shall be reflected on the Consideration Spreadsheet.

Section 3.2 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Chapter 13 of the CGCL are or prior to the Effective Time may become applicable to the Merger by reason of Section 2115 of the CGCL, or (ii) the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Company Capital Stock that, as of the Effective Time, is or may become a “dissenting share” within the meaning of Section 1300(b) of the CGCL or may carry appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Merger Consideration, and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL or Section 262 of the DGCL; provided, however, that if the status of any such share as a “dissenting share” or share carrying appraisal rights shall not be perfected or shall be withdrawn, or if any such share shall lose its status as a “dissenting share” or share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the applicable Merger Consideration in accordance with Sections 2.6 and 2.7 and 2.8.

(b) The Company shall give Parent (i) prompt notice (within one calendar day of receipt) of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Chapter 13 of the CGCL or Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL or the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

Section 3.3 Holdback. On the Closing Date, Parent shall retain a cash amount equal to the Holdback Amount as a partial mechanism to satisfy claims for indemnification asserted by the Indemnitees in accordance with Article IX hereof. Within five Business Days following the Holdback Expiration Date, Parent shall pay, or cause to be paid, to the Equityholders (other than with respect to Dissenting Shares) (subject to any applicable withholding) , in accordance with their respective Pro Rata Share, the Holdback Release Amount in cash (pursuant to the wire transfer instructions set forth in the Consideration Spreadsheet). Any portion of the Holdback Release Amount that is retained to satisfy Unresolved Claims shall be referred to as the “Retained Amount”. Once all Unresolved Claims are finally resolved, then, within five Business Days after the final resolution of such Unresolved Claims, Parent shall pay, or cause to be paid, to the Equityholders (other than with respect to Dissenting Shares) (subject to any applicable withholding), in accordance with their respective Pro Rata Share, in cash (pursuant to the wire transfer instructions set forth in the Consideration Spreadsheet), the amount, if any, by which the Retained Amount exceeds the aggregate of all amounts permanently withheld by Parent following the Holdback Expiration Date upon the resolution of all Unresolved Claims.

Section 3.4 Reserve Fund. On the Closing Date, Parent shall deliver an amount equal to the Reserve Amount to the Equityholders Representative, in its capacity as such, to hold in an account (the “Reserve Fund”) for the payment of expenses incurred by the Equityholders Representative in performing its duties pursuant to this Agreement in accordance with Section 10.1. For Tax purposes, the Reserve Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing and, for the avoidance of doubt, any portion of the Reserve Fund remaining that is returned to an Equityholder shall not be subject to information reporting or Tax withholding. The release to the Equityholders (other than with respect to Dissenting Shares) of any remaining portion of the Reserve Fund shall be made in accordance with Section 10.1.

Section 3.5 Payment of Transaction Expenses and Closing Debt. On the Closing Date, Parent shall pay, or cause to be paid, the Unpaid Transaction Expenses and Closing Debt in accordance with the instructions set forth on the Consideration Spreadsheet.

Section 3.6 Issuance of Parent Equity Consideration. On the Closing Date, Parent shall issue the Parent Equity Consideration to the Equityholders in such amounts indicated on the Consideration Spreadsheet for which stock certificates will be delivered by Parent after Closing (it being understood that withholding obligations may apply with respect to such issuance).

Section 3.7 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be canceled pursuant to Section 2.6(c) or Dissenting Shares), the right to surrender his, her or its Company Certificate in exchange for the Capital Stock Payment or, in the case of a holder of Dissenting Shares, to perfect his, her or its right to receive payment for his or her shares of Company Capital Stock pursuant to applicable Laws, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to Parent, the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged as provided for in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent a disclosure schedule (the “Company Disclosure Schedule”). Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Corporate Status. The Company (a) is duly incorporated, validly existing and in good standing under the Laws of the state of Delaware, (b) has all requisite corporate power and authority to carry on its Business and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its Business requires it to be so qualified, licensed or authorized. True and complete copies of (a) the Organizational Documents of the Company, each as amended and in effect as of the date of this Agreement, (b) the stock records of the Company and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board of Directors and all committees thereof have been made available to Parent. There has not been any violation of any of the provisions of the Organizational Documents of the Company and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders of the Company, the Company Board of Directors or any committees thereof.

Section 4.2 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of the Company (the “Company Board of Directors”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by or subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) the effect of rules of Law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

(b) At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.2) to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.3 No Conflict; Government Authorizations.

(a) The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the Ancillary Documents to which the Company is or will be a party, and the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents to which the Company is or will be a party, does not and will not (i) conflict with, or result in any violation of the Company’s Organizational Documents; (ii) subject to the matters described in Section 4.3(b), conflict with or result in a violation of any material Permit or Law applicable to the Company or its assets; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the rights or assets of the Company pursuant to any Contract of the Company.

(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than the filing of the certificate of merger or other documents with the Secretary of State of the State of Delaware.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 10,517,169 shares are issued and outstanding as of the date of this Agreement and (ii) 5,500,000 shares of Series A Preferred Stock, of which 4,930,044 shares are issued and outstanding as of the date of this Agreement. All issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid, and are nonassessable and free and clear of any and all Encumbrances and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claim of any kind and have been issued in compliance with all applicable federal and state securities Laws. There are no outstanding options, warrants or other rights to acquire Company Capital Stock, other than Company Options representing, as of the date of this Agreement, in the aggregate the right to purchase 592,502 shares of Company Common Stock under the Company Plan. No shares of Company Capital Stock (A) are subject to preemptive rights or rights of first refusal or (B) were issued in violation of any preemptive, subscription or other similar rights under any provision of applicable Law, the Company’s Organizational Documents or any Company Contract.

(b) Section 4.4(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option as of the date hereof, the name of the holder of such Company Option, an indication of whether such holder is an Employee Optionholder, the date of grant of such Company Option, the number or amount of securities as to which such Company Option is exercisable, the vesting schedule of such Company Option and the exercise price of such Company Option. No Company Option (i) has an exercise price that is less than the fair market value of a share of Company Common Stock as of the date such Company Option was granted as determined in accordance with Section 409A of the Code, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, or (iii) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(c) The Company does not own, directly or indirectly, any equity or other similar interest, or any right (contingent or otherwise) to acquire any such interest, in any other Person or in any joint venture.

(d) Except as otherwise set forth in this Section 4.4, there are no securities, options, warrants, restricted stock, stock appreciation rights, restricted stock units, phantom stock, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or securities convertible into, or linked to or exchangeable for equity interests or voting securities of the Company or any of its Subsidiaries or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Company’s Organizational Documents there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no bonds, debentures, notes or other Debt of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company’s voting securities or interests may vote.

Section 4.5 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Parent copies of (i) the unaudited financial statements of the Company (including the balance sheet and the related statements of operations, stockholders’ deficit and cash flows) as of and for the years ended December 31, 2015 and December 31, 2016 and (ii) the unaudited financial statements of the Company as of and for the 9 months ended September 30, 2017 (the “Balance Sheet Date”) (collectively, the “Company Financial Statements”). The Company Financial Statements (A) (including in each case, the notes thereto, if any) present fairly, in all material respects, the combined financial position and results of operations and cash flows of the Company as of the dates thereof and for the periods covered thereby, and (B) have been prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments (none of which individually or in the aggregate will be material in amount) and the absence of footnotes. The Company Financial Statements have been prepared from books and records maintained by the Company.

(b) The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has in place systems and processes reasonably appropriate to a company at the same stage of development as the Company designed to (a) provide reasonable assurances regarding the reliability of the Company Financial Statements and (b) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements. Since December 31, 2016, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether or bad Debts, contingent liabilities or otherwise), of the Company.

(c) The Company does not have any Liabilities that would be required to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP, and to the Knowledge of the Company the Company does not have any other Liabilities, except in each case for (i) Liabilities that are adequately reflected or provided for on or disclosed on the face of the balance sheet dated as of the Balance Sheet Date, (ii) current Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) obligations to be performed under the executory portion of any Contracts (other than obligations due to breaches or non-performance under such Contracts), or (iv) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby.

Section 4.6 Absence of Certain Changes. Except as contemplated by this Agreement, since the Balance Sheet Date through the date of hereof, there has not been, occurred or arisen:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect; or

(b) any action, change or event that would:

(i) issue, deliver, sell or grant any (A) Company Capital Stock or other equity interests, except upon the exercise of Company Options or (B) options, warrants or other rights, agreements or commitments obligating the Company to issue any Company Capital Stock or other equity interests or equity-based awards;

(ii) except in the ordinary course of business, create any Encumbrance on any assets (whether tangible or intangible) of the Company, other than (x) Permitted Encumbrances; and (y) Encumbrances on assets having an aggregate value not in excess of $100,000;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of the Company other than inventory in the ordinary course of business;

(iv) incur, or authorize the incurrence of, any capital expenditures or any obligations or liabilities in respect of capital expenditures by the Company, except for any capital expenditures which do not exceed $50,000 in the aggregate;

(v) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person, except the advancement of travel and entertainment expenses to employees and consultants in the ordinary course of business consistent with past practice;

(vii) create, incur, assume or otherwise become liable with respect to any Debt;

(viii) forgive or cancel any Debt owed to the Company or claims held by it, or waive or relinquish any material right;

(ix) enter into, amend, cancel, transfer, assign, breach, modify or terminate any Company Material Contract (or any Contract that would be a Company Material Contract if it existed as of the date of this Agreement) or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(x) (A) adopt, terminate or materially amend any Company Benefit Plan or a plan that would be a Company Benefit Plan if it were in existence on the date of the Agreement; (B) increase by more than 10% the annual base salary, annual fee, annual bonus opportunity, benefits, or severance opportunity of any Service Provider; (C) grant any equity-based awards, other than new hire awards granted in the ordinary course of business; (D) terminate the employment of any employee, other than for cause or due to death or disability; (E) hire or engage any Service Provider having total annual compensation in excess of $100,000; or (F) promote any officers or employees, except for a promotion of any employee that is in the ordinary course of business and consistent with past practice and prior notice of which is provided to Parent;

(xi) change or adopt any method of financial or Tax accounting or financial or Tax accounting practice used by the Company;

(xii) make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any Tax sharing, allocation, indemnification or similar agreement or arrangement, or take any position on any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, the Company, or any of their Affiliates in respect of any Tax period or portion thereof that begins after the Closing Date;

(xiii) commence, settle, compromise or offer or propose to settle or compromise, (A) any material Action involving or against the Company, (B) any stockholder litigation or dispute against the Company or any of their respective officers or directors or (C) any Action that relates to the transactions contemplated hereby;

(xiv) correspond, communicate or consult with the FDA or similar Governmental Authority in any material respect regarding any Company Product without providing Parent with prior written notice and the opportunity to consult with the Company with respect to such material correspondence, communication or consultation;

(xv) amend the Organizational Documents of the Company;

(xvi) establish, adopt, enter into, amend a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(xvii) amend the study protocol for any clinical trials already commenced with respect to any Company Product;

(xviii) abandon or waive any Company Intellectual Property or (A) except in the reasonable discretion and judgment of the Company exercised in connection with the diligent prosecution of the Company Intellectual Property, grant, extend, amend or modify any material rights in or to the Company Intellectual Property, (B) fail to diligently prosecute the Company’s Patents, or (C) fail to exercise a right of renewal or extension under any agreement with respect to Company Intellectual Property;

(xix) enter into a collective bargaining, labor or similar agreement;

(xx) establish any subsidiary; or

(xxi) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 4.6(b).

Section 4.7 Taxes.

(a) The Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not required to be shown on any Tax Return) have been timely paid in full. Any unpaid Taxes of the Company (i) as of the date of the Company Financial Statements did not exceed the reserve for Tax liability set forth on the Company Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Financial Statements, the Company has not incurred any liability for Taxes outside of the ordinary course of business. The Company has complied with all applicable requirements relating to the withholding and reporting of Taxes and has duly and timely withheld, reported and paid over all amounts required to be so withheld, and all Forms W-2, 1099 and 1042 required with respect thereto have been properly completed and timely filed. The Company has delivered or made available to Parent complete and correct copies of all U.S. federal and applicable state and local income and other material Tax Returns of the Company filed on or after December 31, 2012, along with all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to any Tax Return.

(b) No Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which will remain in effect after the Closing Date

(c) No claim for Taxes has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) There are no Encumbrances for Taxes on any asset of the Company other than Encumbrances for Taxes not yet due and payable.

(e) The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. The Company has provided to Parent all material documentation relating to any applicable Tax holidays or incentives that have current applicability to the Company. The Company is in compliance with the requirements for any such Tax holidays or incentives and none of such Tax holidays or incentives will be jeopardized by the transactions contemplated by this Agreement.

(f) The Company is, and has been at all relevant times, in substantial compliance with all applicable transfer pricing laws and regulations, and has maintained all material documentation required (under Section 482 of the Code and any other applicable federal, state, local or foreign Law), if any, for all transfer pricing arrangements.

(g) The Company (i) is not a party to or bound by, or has any obligation under, any Tax allocation, Tax indemnity, Tax sharing agreement or similar agreement with any third party relating to allocating, indemnification or sharing the payment of, or liability for, Taxes, (ii) does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), any other provision of federal, state, local, or non-U.S. Law, as a transferee or successor, by Contract, or otherwise, and (iii) has not been a member of a group filing consolidated, combined, or unitary Tax Return. No power of attorney with respect to Taxes has been granted with respect to the Company.

(h) The Company has not participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations §1.6011-4.

(i) The Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income tax purposes.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) any intercompany transactions occurring at or prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(k) Within the past five (5) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code within the period described in Section 897(c)(1)(A)(ii).

(l) No Company Capital Stock is a “covered security” within the meaning of Section 6045(g) of the Code, nor is there any Company Capital Stock that was issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code.

(m) No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) that is subject to deduction limitations or excise taxes as a result of the operation of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

Section 4.8 Legal Proceedings; Governmental Orders. There are and, since the Incorporation Date, have been no material Actions pending by or against or, to the Knowledge of the Company, threatened against, the Company or any executive officer or director of the Company in his or her capacity as such, and the Company is not, and since the Incorporation Date, has not been, subject to any Governmental Order that restricts the activities of the Business. As of the date hereof, there is no Action pending by the Company or that the Company intends to initiate against any other Person.

Section 4.9 Compliance with Laws; Permits; Filings.

(a) The Company is, and since the Incorporation Date, has been in compliance with, conducts its Business and research and development activities, including clinical studies, in compliance with, all applicable Laws. Since the Incorporation Date, the Company has not received any notice from any Governmental Authority to the effect that the Company is not in compliance with any applicable Law.

(b) The Company holds, and is operating in compliance with, all Permits that are necessary for the conduct of its Business as presently conducted and as currently proposed to be conducted by the Company. Section 4.9(b) of the Company Disclosure Schedule sets forth a true and complete list of each such Permit. All such Permits are, and since the Incorporation Date, have been, valid, and in full force and effect, the Company is not and, since the Incorporation Date, has not been in violation or default of any Permit held by it and the Company has not received any notification from any Governmental Authority that it intends to or is threatening to revoke, suspend, modify or limit any Permit. The Company has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit.

Section 4.10 Environmental Matters.

(a) The Company complies, and has complied, with all applicable Environmental Laws.

(b) There is not now and has not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, or released by the Company from any real property leased or owned by the Company and used in the Business except in full compliance with all applicable Environmental Laws.

(c) The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law.

(d) There are no Liabilities of the Company arising under or relating to any Environmental Law or any Hazardous Materials and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(e) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the Business of the Company or any property or facility now or previously owned or leased by the Company that has not been made available to Parent.

(f) For purposes of this Section 4.10, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

Section 4.11 Employee Matters and Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. Each Company Benefit Plan complies in form and in operation, and has been administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Law, in all material respects. Other than routine claims for benefits, there is no material Action pending or, to the Knowledge of the Company, threatened against or with respect to an Company Benefit Plan and there is no fact or circumstance that would give rise to any such Action.

(b) With respect to each Company Benefit Plan, the Company has provided to Parent true and complete copies, as applicable, of: (i) each such Company Benefit Plan, including all amendments thereto, the most recent summary plan description and summary of material modifications, and any other notice or description provided to employees (as well as any modifications or amendments thereto), (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and each currently pending request for such a letter with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, (iv) any related trust or funding agreements, (v) copies of any internal or third-party valuations of the fair market value of Company Common Stock, and (vi) all filings, records and notices concerning audits or investigations by any Governmental Authority.

(c) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code either (i) has received a current favorable determination letter from the Internal Revenue Service as to its qualified status or (ii) may rely upon a current prototype opinion letter from the Internal Revenue Service. To the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect or cause the loss of such qualified status. Each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) No Company Benefit Plan is, and none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has within the past six years sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to any (i) Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), (ii) other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan provides, and none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state Law. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance to any employees are fully insured by bona fide third-party insurers.

(e) With respect to each Company Benefit Plan: (i) no material breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan have occurred, (ii) no Encumbrances or other restrictions and limitations of any kind have been imposed under the Code, ERISA or any other applicable Law, and (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider of the Company or any of its Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(g) All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other Service Providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet in accordance with the terms of the Company Benefit Plan and all applicable Laws. No Company Benefit Plan, and none of the Company, any of its Subsidiaries or any Company Benefit Plan fiduciary with respect to any Company Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h) Each of the Company, its Subsidiaries, and each of their respective ERISA Affiliates is, and during all relevant times has been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred, and no circumstance is expected to exist or event expected to occur, which reasonably could be expected to result in a material violation of, or material penalty or Liability under, any of the foregoing.

(i) None of the Company or any of its Subsidiaries has sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

Section 4.12 Labor.

(a) Within the past three years (i) neither the Company nor any of its Subsidiaries has experienced any strike, work stoppage, lockout, or other material labor dispute, and to the Knowledge of the Company no such strike, work stoppage, lockout or other material labor dispute is currently threatened; (ii) neither the Company nor any of its Subsidiaries has experienced any material grievance, claim of unfair labor practices, or other collective bargaining dispute; and (iii) to the Knowledge of the Company, no union organizing activity has been made or threatened by or on behalf of any labor organization, works council, or trade association with respect to employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has at any time been bound by any collective bargaining or similar agreement, and, to the Knowledge of the Company, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any employee.

(b) Neither the Company nor any of its Subsidiaries has implemented any employee layoffs in the past three years that have implicated the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(c) There are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, before any Governmental Authority in connection with the employment of any current or former employee, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, with respect to payment of wages, salary or overtime pay or any other similar employment related matter arising under applicable employment Laws.

(d) Each of Company and each of its Subsidiaries is, and has been for the last three years, in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, wages and hours, discrimination, immigration, collective bargaining, and the WARN Act. Except as would not be material, the Company and each of its Subsidiaries have properly classified their respective Service Providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Service Providers for all purposes.

(e) Section 4.12(e) of the Company Disclosure Schedule contains a true, correct and complete list as of the date hereof of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and its Subsidiaries and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees.

(f) Section 4.12(f) of the Company Disclosure Schedule contains a list as of the date hereof of all independent contractors, consultants, agents or agency employees currently engaged by the Company and its Subsidiaries, along with the date of retention and rate of remuneration for each such Person. Each such independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company or the applicable Subsidiary, copies of which have been previously made available to Parent.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property that is both (i) owned by the Company or exclusively licensed to the Company and (ii) has been registered by, or for which an application for registration, issue, or grant is pending with, a Governmental Authority.

(b) (i) to the Company’s Knowledge, the conduct of the Business of the Company as currently conducted and as currently proposed to be conducted by the Company (including any services provided by, processes used by, or Company Products or product candidates being developed by the Company in relation to its Business), does not and will not infringe upon, misappropriate, violate or otherwise constitute the unauthorized use of, the Intellectual Property rights of any Person; and (ii) no claim is pending or to the Knowledge of the Company threatened against the Company alleging any of the foregoing, or challenging or seeking to deny or restrict the use by the Company of the Company Intellectual Property, and there are no facts or circumstances that would reasonably be likely to provide a basis for any such claim; and (iii) to the Company’s Knowledge, the Company owns or has valid rights to use any Intellectual Property used by the Company in the conduct of the Business of the Company as currently conducted and as currently proposed to be conducted.

(c) All Company Intellectual Property is either (i) owned by, or subject to an obligation of assignment to, the Company, free and clear of all Encumbrances or other exceptions to title that restrict use by the Company of its Intellectual Property in any way or require the Company to make any payment or give anything of value as a condition to use in any way of such Intellectual Property (other than Permitted Encumbrances), or (ii) licensed to the Company free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has not (A) transferred ownership of, (B) granted any exclusive license of, right to use or option to license or use, (C) authorized the retention of any exclusive rights to use, or (D) authorized joint ownership of any owned Company Intellectual Property (or Intellectual Property that would have been Company Intellectual Property, but for such assignment, license or grant).

(d) None of the Patents included in the Company Intellectual Property owned by Company (the “Company Owned Patents”) is the subject of any litigation, reissue, interference, inter partes review, post grant review, reexamination, or opposition proceeding, and to the Company’s Knowledge, there has been no written threat that any such proceeding will hereafter be commenced. The Company’s Patents (excluding patent applications) (i) have not been adjudged invalid or unenforceable in whole or in part, (ii) are not undergoing cancellation, inter partes review, post grant review, re-examination, termination or withdrawal proceedings and (iii) have been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such Patent.

(e) All Company Owned Patents and to the Knowledge of the Company, all Patents exclusively licensed to the Company and included in the Company Intellectual Property, have been filed, prosecuted and maintained in good faith and in a commercially reasonable manner and in compliance with applicable Law, and have not lapsed, been abandoned, been disclaimed, been cancelled or been forfeited, in whole or in part, and there are no facts or circumstances that would reasonably be likely to provide a basis for abandonment, invalidity, cancellation, forfeiture, or unenforceability including the appropriate and timely filing of information disclosure statements with the United States Patent and Trademark Office), except in each case for items that have expired or lapsed or were abandoned in the ordinary course of business. No Company Intellectual Property owned by the Company or, to Company’s Knowledge, exclusively licensed to the Company, has been or is subject to any cancellation, nullification, inter partes review, post grant review, interference, conflict, concurrent use or opposition proceeding, reissue, reexamination, invalidity, or other similar proceeding challenging the scope, validity, priority, duration, inventorship, ownership, registerability, effectiveness, use or right to use any of the Company Intellectual Property and there has been no written threat provided to the Company that any such proceeding will hereafter be commenced. Neither the Company nor any Company Representatives engaged in prosecuting the Company Intellectual Property has engaged in any fraud, or violation of 37 C.F.R. §1.56, with regard to the prosecution or procurement of the Company’s Patents.

(f) All required application fees, maintenance fees, annuity fees, renewal fees or other similar payments currently due or previously payable to any Governmental Authority for each jurisdiction in which each Patent, Patent application, Trademark, Trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, Copyright, Copyright application, domain name or domain name application, whether issued or pending, that is included within the Company Intellectual Property has issued or is pending have been timely paid and all necessary documents and certificates in connection therewith have been filed with the relevant Governmental Authority for the purpose of maintaining such registrations or applications.

(g) To the Knowledge of the Company, (i) no Person is engaging in any activity that infringes, dilutes, violates or misappropriates the Company Intellectual Property; and (ii) no such claims or assertions have been made against a Person by or on behalf of the Company or by or on behalf of the owner or licensor of any Intellectual Property exclusively licensed to the Company; and (iii) there are no facts or circumstances that would reasonably be likely to provide a basis for any such claims or assertions.

(h) The Company has used commercially reasonable efforts to maintain, protect, and preserve the security, confidentiality, value and ownership of all confidential Know-How and confidential information included in the Company Intellectual Property, including by requiring employees and consultants, and any other Person with access to such confidential Know-How and confidential information to execute a reasonably customary confidentiality agreement. No current employees or consultants, and to the Company’s Knowledge, no former employees or consultants or any other Person is in violation in any material respect of any such confidentiality agreements. To the Company’s Knowledge, there has been no misappropriation of any trade secrets or other confidential information of the Company with respect to its Business as currently conducted or currently proposed to be conducted.

(i) All past and present employees, officers and consultants of the Company with access to the Company’s confidential information with respect to its Business as currently conducted or currently proposed to be conducted are parties to written agreements under which each such Person is obligated to maintain the confidentiality of confidential information of the Company. All past and present employees, officers and consultants of the Company who are, or have been, involved in the creation or development of Company Intellectual Property have executed written agreements pursuant to which such Persons have assigned to the Company all their rights in and to all Intellectual Property arising out of or relating to such Person’s activities with respect to the Company’s Business. To the Company’s Knowledge, no such officers, employees and consultants of the Company are in violation of such agreements.

(j) Section 4.13(j) of the Company Disclosure Schedule includes all Contracts in which any right in, to or under any Company Intellectual Property (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, assignments, security interests) has been granted (i) to the Company (other than off-the-shelf, shrink-wrap, or click-wrap licenses and/or other licenses for commercially available software or materials with annual license fees under $50,000, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements, evaluation agreements and licenses or restricted use provisions that arise out of the purchase of reagents from suppliers or through catalogs), or (ii) by the Company to any other Person (other than agreements commonly generated in the ordinary course of business, including customary non-disclosure agreements and customary powers of attorney granted to the Company’s patent prosecution counsel solely for purposes of representing the Company before the United States Patent and Trademark Office or its foreign equivalent) (collectively, the “Company IP Contracts”). The Company is in compliance with the terms of all such agreements and other obligations and, with respect to sublicenses, to the Company’s Knowledge the Company’s licensor is in compliance in all material respects with all agreements granting such Intellectual Property rights to such licensor. The Company has not entered into any Contract (A) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property owned by or exclusively licensed to the Company, (B) expressly agreeing to indemnify any Person against any charge of infringement of any of the Company Intellectual Property, or (C) granting any Person the right to control the prosecution of any of the Company Intellectual Property owned by or exclusively licensed to the Company (where Company has the right to control prosecution of such exclusively licensed Company Intellectual Property).

(k) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not and will not, whether pursuant to any Contract to which the Company is a party immediately prior to the Closing or otherwise: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement granting rights to the Company to any Company Intellectual Property, or (ii) otherwise conflict with, alter, or impair, any of the rights of the Company in any of the Company Intellectual Property, or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any of the Company Intellectual Property.

(l) The Company IP Contracts listed in Section 4.13(j) of the Company Disclosure Schedule include all agreements, arrangements or understandings (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, assignments, security interests), in each case, whether written or oral, pursuant to which the Company is obligated to make payments or provide other monetary consideration (in any form, including royalties, profit-share revenue, milestones, sublicense revenue and other contingent payments) to third parties for use of any Intellectual Property, and all money currently due and payable in connection with such agreements, arrangements and understandings have been satisfied in a timely manner.

(m) No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties or other payments for, or to impose any requirement on the manufacture or commercialization of any product as a result of such product incorporating, any Company Intellectual Property owned or, to the Company’s Knowledge, exclusively licensed to the Company. Without limiting the generality of the foregoing, no invention claimed by any Patent Right within the Company Intellectual Property or, to the Company’s Knowledge, exclusively licensed to the Company (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e) or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patent Rights that are part of the Company-owned Intellectual Property. No funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Intellectual Property that is, or is purportedly, owned by the Company.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule lists each of the following Contracts (other than Company Benefit Plans, Contracts with respect to the Company Intellectual Property or Leased Real Property and Excluded Contracts) to which the Company is a party or by which it is bound as of the date hereof (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Debt or agreement providing for Debt;

(ii) any Contract containing a covenant not to compete restricting the ability of the Company to compete in any line of business or in geographic area or during any period of time;

(iii) any Contract which creates a partnership or joint venture or similar arrangement;

(iv) each Lease;

(v) any stockholders, investors rights or similar Contracts;

(vi) any collective bargaining or other similar labor or union Contracts;

(vii) any Company IP Contract;

(viii) any Contracts, other than Contracts made in connection with this Agreement, relating to (i) the disposition of the Business or any assets of the Company (other than sales of inventory in the ordinary course of business), (ii) the purchase or sale or transfer of any outstanding Company Capital Stock, (iii) any merger, consolidation or business combination involving the Company, or (iv) restructuring or sale of the Company, its assets or the Business;

(ix) any Contract that contains an option (other than a Company Option) or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than the Company or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(x) any Contracts under which the Company has agreed to indemnify third parties (other than in the ordinary course of business) or which provide for milestones or other contingent liabilities;

(xi) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business consistent with past practice);

(xii) any Contract with any Related Person other than confidentiality agreements, employment agreements or consulting agreements entered into in the ordinary course of business consistent with past practice;

(xiii) [Intentionally left blank];

(xiv) any Contract entered into outside the ordinary course of business;

(xv) any Contract that results in any Person holding a power of attorney from the Company other than any such Contract entered into in the ordinary course of business;

(xvi) each joint development agreement, joint venture agreement, collaboration agreement or similar such Contract relating to products or inventions of the Company;

(xvii) each Contract pursuant to which a third party manages or provides services in connection with clinical trials relating to any of the Company’s development programs;

(xviii) each Contract (i) in which the Company has granted development rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any product or product candidate or (ii) in which the Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(xix) each Contract pursuant to which the Company obtains the Company Products or any components thereof;

(xx) any Contract explicitly requiring payments by the Company in excess of $100,000 in the current fiscal year; and

(xxi) any Contract with a Governmental Authority reasonably expected to result in payments in excess of $100,000 in any 12 month period after the Closing Date;

(xxii) any Contract explicitly providing for receipts by the Company in excess of $100,000 in the current fiscal year; and

(xxiii) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Company, or income or revenues related to any product of Company, where such payments are expected to exceed $50,000 in the 12 month period following the date hereof.

(b) Neither the Company, nor to the Knowledge of the Company, any other counterparty thereto, is in breach of or default under any Company Material Contract (or any Contract that exists as of Closing that would have been a Company Material Contract if it existed as of the date of this Agreement) and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to, with respect to any Company Material Contract or any Contract that exists as of Closing that would have been a Company Material Contract if it existed as of the date of this Agreement (i) result in a violation, breach or penalty under any of the provisions of such Contract, (ii) give any Person the right to declare a default or exercise any remedy under such Contract, (iii) give any Person the right to accelerate the maturity or performance of such Contract, or (iv) give any Person the right to cancel, terminate or modify such Contract. The Company has not received any notice or claim of any breach or default from the counterparty to any Company Material Contract. Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. True and complete copies of each written Company Material Contract have been made available to Parent prior to the date of this Agreement.

(c) No Company Material Contract contains any obligation requiring the Company to make any payment as a result of any future change in control or disposition of the Business or any assets of the Company, including any obligations which are presently existing or contingent future events, with or without the giving of notice or lapse of time.

Section 4.15 Real Property. The Company does not own any real property. Section 4.15 of the Company Disclosure Schedule sets forth a true and complete list of all of the real property that is leased by the Company (the “Leased Real Property”). The Company has a valid, binding and enforceable leasehold interest in each Leased Real Property as provided in the applicable lease (a “Lease”), free and clear of any Encumbrances other than Permitted Encumbrances. The Company (a) is not in violation of any Lease and (b) has not been informed in writing that the lessor under any Lease has taken action or threatened to terminate the Lease before the expiration of the Lease, and, to the Knowledge of the Company, no other party to any Lease is in violation of such Lease. The Company has not assigned any Lease or subleased, sublicensed, or otherwise granted to any Person, the right to use or occupy any Leased Real Property.

Section 4.16 Company Property.

(a) The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all personal property and assets reflected on the latest balance sheet included in the Company Financial Statements or acquired after the Balance Sheet Date, except for properties and assets sold since such date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Encumbrances (other than Permitted Encumbrances).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c) The equipment owned by the Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies relating to the assets, Business, operations, employees, officers or directors of the Company. The Company has made available to Parent true and complete copies of all such policies. All premiums with respect to such policies covering all periods have been paid when due, as of the date hereof all such policies are in full force and effect, and as of the date hereof no notice of pending cancellation or termination has been received with respect to any such policy. As of the date hereof, there are no pending claims under any such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.

Section 4.18 Finder’s Fee. Except as detailed and set forth in Section 4.18 of the Company Disclosure Schedule (for each Person identified therein, an accurate and complete copy of whose engagement agreement has been provided to Parent and whose fees and expenses shall be treated as an Unpaid Transaction Expense hereunder), the Company has not incurred any Liability to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.19 Affiliate Transactions. No present or former director, officer, employee, record or beneficial owner of five percent (5%) or more of the Company Capital Stock, Affiliate or “associate”, or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), of the Company (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of the Company (a) is or was involved, directly or indirectly, in any business arrangement, transaction, Contract or other relationship (whether written or oral) with the Company or any assets or property thereof, (b) directly or indirectly owned or owns, or otherwise had or has any right, title, claim, interest in, to or under, any asset, property or right, tangible or intangible, that is used by the Company, other than as a potential creditor pursuant to compensation obligations of the Company (c) is or was engaged, directly or indirectly, in the conduct of the Business of the Company, (d) has any claim or cause of action against the Company or (e) owes any money to, or is owed any money by, the Company, other than for advances made to directors or officers of the Company in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such individuals.

Section 4.20 Privacy and Information Security. All Personal Data that is used in or necessary for the conduct of the Business of the Company may be used by the Surviving Corporation in the same manner as used by the Company and may be transferred and processed as contemplated under this Agreement. To the Company’s Knowledge, the Company has not experienced any security breach or other incident resulting in the unauthorized access, use, or disclosure of Personal Data or other Company data, systems, or facilities. The Company is not a “covered entity” as that term is defined under HIPAA and is not in breach of any “business associate contract” as described in 45 C.F.R. § 164.504(e).

Section 4.21 Regulatory Matters.

(a) The Company is and, since the Incorporation Date, has been in material compliance with all Health Care Laws applicable to the Company or any assets owned or used by the Company, and the Company has not, since the Incorporation Date engaged in activities which are, as applicable, cause for civil penalties, or mandatory or permissive exclusion from any government healthcare program. The Company has not received any notification, correspondence or any other written or oral communication, including notification of any pending or threatened Action from any court, arbitrator, third-party or Governmental Authority, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, or the U.S. Department of Health and Human Services Office of Inspector General, of potential or actual non-compliance by, or Liability of, the Company under any Health Care Laws, and to the Company’s Knowledge, no such Action is threatened. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to Liability of the Company under any Health Care Laws. The Company is not a party to and does not have any ongoing reporting obligations pursuant to or under any order or corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.

(b) All Company Products are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with all applicable Laws, including, to the extent applicable, the Health Care Laws administered by the FDA, and all similar Laws of any other jurisdiction applicable to the Company or the Company Products. The Company has not granted rights to manufacture, produce, assemble, license, market, distribute, or sell any Company Product to any other Person and is not bound by any Contract that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell any Company Products.

(c) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or in which the Company or the Company Products have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. No investigational device exemption filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any other Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.

(d) None of the Company or any of its officers, employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in exclusion, suspension, debarment or ineligibility to participate in any government program under applicable Law, including, 21 U.S.C. Section 335a, and 42 U.S.C. 1320a-7. No orders or Actions that would reasonably be expected to result in such a debarment, suspension, ineligibility, or exclusion of the Company are pending or, to the Company’s Knowledge, threatened, against the Company or any of its officers, employees or agents.

(e) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom (collectively, the “Submissions”), utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from any Governmental Authority relating to the Company, its Business and the Company Products, when submitted to the applicable Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such Submissions have been submitted to such Governmental Authority.

(f) The Company has not had any Company Product or Company manufacturing site, or to the Company’s knowledge a Contract manufacturer for the Company Products, subject to a Governmental Authority (including FDA or other Governmental Authority) shutdown or import or export prohibition, nor received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices, recall notices or other documents from any Governmental Authority, or any domestic or foreign institutional review board, privacy board or ethics committee approving any clinical trial involving any Company Product (a “Review Board”) or similar body, alleging a lack of compliance by the Company with any applicable Laws, Permits, or requests or requirements of a Governmental Authority, and to the Knowledge of the Company, no Governmental Authority is considering such action.

(g) Section 4.21(g) of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products (“Safety Notices”) since the Incorporation Date; (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) to the Company’s Knowledge, any material complaints with respect to the Company Products that are currently unresolved. There are no material product complaints with respect to the Company Products, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Company Products, (ii) a material change in labeling of any the Company Products; or (iii) a termination or suspension of marketing or testing of any the Company Products.

(h) The Company has made available to Parent complete and accurate copies of (i) all material filings with the FDA, EMA or equivalent Governmental Authority relating to all Company Products, (ii) all material correspondence with the FDA, EMA or equivalent Governmental Authority relating to all Company Products and (iii) all material data, information, results, analyses, publications, and reports relating to all Company Products, including all clinical trial protocols, trial statistical analysis plans and published trial results (collectively, the “Material Product and Trial Information”). The Material Product and Trial Information is a true and correct representation in all material respects of the matters reflected therein.

(i) The registration and regulatory files, dossiers and supporting materials of the Company with respect to the Company Products have been maintained in all material respects in accordance with all applicable Law. None of the material filings made by the Company with the FDA, EMA, an equivalent Governmental Authority or with any Review Board relating to any Company Product contained any untrue statement of a material fact or fraudulent statement or omitted to state any material fact necessary to make the statements therein not misleading, and neither the Company nor any of its officers, employees or, to the Company’s Knowledge, agents has committed any other act, or made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(j) To the Company’s Knowledge, the Company has in its possession copies of all the material documentation in existence on or prior to the date hereof and required to be filed with the FDA, EMA, or equivalent Governmental Authority for the regulatory approval or registration, of any Company Product.

(k) All clinical trials relating to any Company Products that are required to be registered on clinicaltrials.gov have been properly and duly registered on clinicaltrials.gov.

(l) The Company has disclosed or made available to Parent all material information in its possession or control as to the safety and efficacy of the Company Products.

Section 4.22 Anticorruption Matters; Export Controls and Sanctions Matters.

(a) Neither the Company, nor any of Company Representatives acting on its behalf has, directly or indirectly, (i) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.), or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any public official, for purposes of (A) influencing any act or decision of any public official in his or her official capacity, (B) inducing such public official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage or (D) inducing such public official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Company or any Person related to the Company, in obtaining or retaining business. None of the Company Representatives are themselves public officials. There have been no false or fictitious entries made in the books or records of the Company relating to any payment that the FCPA prohibits, and the Company has not established or maintained a secret or unrecorded fund for use in making any such payments. The Company does not have knowledge of any pending issues with respect to violation of any applicable anticorruption Law, including the FCPA, relating to the Company.

(b) Neither the Company, nor any of the Company Representatives acting on its behalf has, directly or indirectly, taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. Neither the Company, nor any of the Company Representatives acting on its behalf, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list.

Section 4.23 Products Liability.

(a) No claim has been made or threatened in connection with the product liability of any Company Product and no Governmental Authority has commenced or threatened to initiate any Action or requested the recall of any Company Product, or commenced or threatened to initiate any Action to enjoin the production of any Company Product, and there is no basis for any such claim or Action, nor any reason to believe that any Governmental Authority is considering such Action.

(b) The Company Products supplied by the Company have complied with all Laws and with all government, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

(c) No customer of the Company has complained of any quality, design, engineering or safety issue with respect to any Company Product that could adversely impact the Business.

Section 4.24 Full Disclosure. To the Knowledge of the Company, no representation or warranty or other statement made by the Company or any of its representatives in this Agreement, the Company Disclosure Schedule or any Ancillary Document contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. The Company has made available true, correct, complete and, where applicable, executed copies of each document that is required to be listed in the Company Disclosure Schedule.

Section 4.25 Exclusivity of Representations. Except as expressly set forth in this Article IV and in the officer’s certificate reference in Section 7.2(a), neither the Company nor any Person on behalf of the Company makes any representation or warranty, express or implied, in respect of the Company, the Business or in connection with the transactions contemplated by this Agreement. Notwithstanding anything in this Section 4.25 or elsewhere in this Agreement (other than, with respect to (a), the express provisions of Article IX hereto) to the contrary, nothing in this Agreement shall limit, restrict or waive in any manner, or be used as a defense against, the right of any Indemnitee to (a) rely on and enforce the representations, warranties, covenants and agreements contained in this Agreement or in any other Ancillary Document or (b) pursue any claim for fraud, intentional misrepresentation, willful misconduct or willful breach.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.1 Corporate Status. Each of Parent and Merger Sub (a) is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and (b) has all requisite corporate power and authority to carry on its business as it is now being.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of each of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, other than the approval of the transactions contemplated by this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; Government Authorization.

(a) The execution and delivery of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the Ancillary Documents to which each of Parent and Merger Sub is or will be a party, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Documents to which each of Parent and Merger Sub is or will be a party, does not and will not (i) conflict with, or result in any violation of the Organizational Documents of Parent or Merger Sub; (ii) subject to the matters described in Section 5.3(b), conflict with or result in a violation of any material Permit or Law applicable to Parent or Merger Sub, or any of their respective assets; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the rights or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which it is bound or affected, except in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, defaults, terminations, accelerations or Encumbrances that would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated hereby or the performance by Parent or Merger Sub of their respective covenants and obligations hereunder.

(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which each of Parent and Merger Sub is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than (i) any filings required under state and federal securities Laws, and (ii) the filing of the certificate of merger or other documents with the Secretary of State of the State of Delaware.

Section 5.4 Legal Proceedings. There are no Actions pending by or against, or to the knowledge of Parent, threatened against, Parent or Merger Sub, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement. Parent and Merger Sub are not subject to any Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

Section 5.5 No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.6 Parent Shares. Upon issuance in accordance with this Agreement, the Parent Shares will be duly authorized, validly issued, fully paid, freely transferable and non-assessable, free and clear of all Encumbrances imposed or created by or otherwise resulting from the acts or omissions of Parent (except for subject to the restrictions set forth in the Parent Stockholder Agreements).

Section 5.7 Financial Statements.

(a) Parent has delivered to the Company the following financial statements (collectively, the “Parent Financial Statements”): (i) the unaudited financial statements of Parent as of December 31, 2016; and (ii) the unaudited consolidated financial statements of Parent as of October 31, 2017.

(b) The Parent Financial Statements present fairly in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. The Parent Financial Statements have been prepared on a consistent basis throughout the periods covered, provided, however, that the Parent Financial Statements are internal unaudited statements prepared for the purposes of management reporting and as such do not include certain adjustments and disclosures necessary to bring such financial statements into conformity with GAAP.

Section 5.8 Reliance. Parent and Merger Sub expressly acknowledge and agree that, except as set forth in Article IV of this Agreement, none of Parent, Merger Sub or any of their respective representatives is relying on any other representation or warranty of the Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied. Notwithstanding anything in this Section 5.8 or elsewhere in the Agreement to the contrary, nothing in this Agreement (other than, with respect to (a), the express provisions of Article IX hereto) shall limit, restrict or waive in any manner, or be used as a defense against, the right of any Indemnitee to (a) rely on and enforce the representations, warranties, covenants and agreements contained in this Agreement or in any other Ancillary Document or (b) pursue any claim for fraud, intentional misrepresentation, willful misconduct or willful breach.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1 Conduct of the Company Prior to the Effective Time. Except as set forth on Section 6.1 of the Company Disclosure Schedules or unless Parent otherwise consents in writing, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall use commercially reasonable efforts to (a) conduct the Business in the ordinary course, (b) preserve intact its present business organization and goodwill, (c) maintain satisfactory relationships with its customers, vendors, suppliers and others having material business relationships with it, and (d) protect the Company Intellectual Property, including all rights or other interests of the Company in the Company Products. Without limiting the foregoing, except as set forth on Section 6.1 of the Company Disclosure Schedules, the Company shall not, without Parent’s prior written consent, take any action that, if taken after the Balance Sheet Date but before the execution of this Agreement, would be required to be disclosed in the Company Disclosure Schedule pursuant to Section 4.6(b).

Section 6.2 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each Party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those authorizations, consents, orders, approvals, notices and filings set forth in the Company Disclosure Schedule; and (iii) fulfill all conditions to the such party’s obligations under this Agreement. Each Party shall reasonably cooperate with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.

(b) Within one (1) hour after the execution and delivery of this Agreement, the Company shall deliver the written consent (the “Initial Written Consent”) evidencing the Initial Company Stockholder Approval. In addition, as soon as reasonably practicable after the execution and delivery of this Agreement, the Company shall deliver a supplement to the Initial Written Consent (collectively, the “Written Consent”) evidencing both the Initial Company Stockholder Approval plus approval of the written consent by the holders of all of the outstanding shares of the Company Common Stock (together with the Initial Company Stockholder Approval, the “Company Stockholder Approval”). The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Written Consent inconsistent with such recommendation (any of the foregoing a “Change in the Company Recommendation”); provided, however, that the Company Board of Directors may evaluate whether to make and may make a Change in the Company Recommendation prior to execution and delivery of the Written Consent, as applicable, and may make any statement required by applicable Law, if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary duties under the DGCL. As soon as reasonably practicable, the Company will prepare and cause to be delivered to the Company’s stockholders an information statement (the “Information Statement”), which shall (A) provide notice of the adoption of this Agreement to the Company’s stockholders who have not executed the Written Consent, pursuant to and in accordance with applicable provisions of the DGCL and, if applicable, the CGCL, and (B) provide the requisite notice of appraisal rights and dissenters’ rights under the DGCL and, if applicable, the CGCL. The Company will give Parent and its representatives reasonable opportunity to review and comment on the Information Statement (but in no event less than two Business Days) prior to the distribution of the Information Statement and the Company will consider in good faith any comments that Parent or its representatives have with respect to the Information Statement.

Section 6.3 Further Action. Subject to the terms and conditions provided in this Agreement, each Party shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

Section 6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, (i) indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, pursuant to any indemnification provisions under the Organizational Documents of the Company as in effect on the date of this Agreement and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 6.4(a) pursuant to any indemnification provisions under the Organizational Documents of the Company; provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Organizational Documents of the Company, and pursuant to this Section 6.4(a).

(b) From and after the Effective Time, the Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Company Indemnified Parties than are as set forth in the Organizational Documents of the Company as of the date of this Agreement. Any indemnification agreements with the Company Indemnified Parties in existence on the date of this Agreement, and set forth on Section 6.4 of the Company Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c) Prior to the Effective Time, the Company shall purchase a prepaid policy or policies (i.e., “tail coverage”) providing the Company’s current and former directors and officers with coverage for an aggregate period of not less than six (6) years from the Effective Time with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. The premiums for such prepaid policies shall be paid in full by the Company at or prior to the Effective Time and such prepaid policies shall be non-cancelable, and, for the avoidance of doubt, if not so paid prior to the Effective Time such premiums shall be treated as an Unpaid Transaction Expense. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Notwithstanding any other provisions of this Agreement, the obligations of Parent and the Surviving Corporation contained in this Section 6.4 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 6.4.

(e) The terms and provisions of this Section 6.4 shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.4.

Section 6.5 280G Matters.

(a) The Company shall obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Section 6.5(b), a Parachute Payment Waiver from each Person who is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.5(b), and who reasonably might otherwise have, receive or have the right to entitlement to receive a parachute payment under Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(b) As soon as practicable following the delivery of the Parachute Payment Waivers by the Company to Parent, the Company shall submit to the shareholders of the Company for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Parachute Payment Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company shareholder vote was solicited in conformance with Section 280G of the Code, and the requisite Company shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided.

(c) The form of the Parachute Payment Waiver and any materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval (the “Section 280G Soliciting Materials”) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld. The Company will promptly advise Parent in writing if, at any time prior to the Closing, the Company obtains knowledge of any facts that might make it reasonably necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

Section 6.6 Tax Covenants.

(a) Cooperation on Tax Matters. Parent, the Surviving Corporation and the Equityholders Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Parent, the Surviving Corporation, and the Equityholders Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Corporation, or the Equityholders Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records. If Parent so requests, the Equityholders Representative will allow Parent to take possession of such books and records.

(b) Tax Contests. Unless Parent has previously received written notice from the Equityholders Representative of the existence of any Tax Contest (as defined below), Parent shall notify the Equityholders Representative of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Equityholders may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Contest”); provided, however, that no failure to give such notice shall relieve the Equityholders of any liability hereunder except to the extent, if any, that the rights of the Equityholders with respect to such Tax Contest are materially actually prejudiced thereby. Parent shall have the authority to represent the interests of the Company and shall have control of the defense, compromise or other resolution of any Tax Contest; provided, however, that to the extent a Tax Contest relates solely to a Pre-Closing Tax Period, Parent (i) will keep the Equityholders Representative reasonably informed concerning the progress of such Tax Contest, (ii) will provide the Equityholders Representative copies of all material correspondence and other material documents relevant to such Tax Contest, and (iii) will not settle such Tax Contest without the consent of the Equityholders Representative, which consent will not be unreasonably withheld, conditioned or delayed. If the Equityholders Representative does not provide a response rejecting or consenting to a written settlement request within 10 business days of receipt of such a written request from Parent, such consent shall be deemed to have been given. Notwithstanding anything to the contrary in Section 9.5, this Section 6.6(b) and not Section 9.5 shall govern the conduct of any Tax Contest.

(c) Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for any Pre-Closing Tax Period that are filed after the Closing Date and, subject to the Equityholders’ indemnification obligations hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Parent shall provide the Equityholders Representative copies of all U.S. federal, state and local income Tax Returns and all other material Tax Returns for any Pre-Closing Tax Period that reflects a Tax for which the Equityholders are responsible pursuant to this Agreement at least 20 days prior to their filing (or, for such Tax Returns that are due within 30 days after the Closing Date, as soon as reasonably practicable), shall permit the Equityholders Representative to review and comment on each such Tax Return prior to filing and shall consider in good faith all reasonable comments made by the Equityholders Representative in writing. Taxes of the Company for any Straddle Tax Period will be allocable to the Pre-Closing Tax Period as follows: (i) in the case of any Taxes based on or measured by income or receipts, Taxes allocable to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing Date or retired from service on or before the Closing, shall be allocated on a per diem basis, and (ii) the amount of other Taxes for a Straddle Tax Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days from (and including) the first day of such taxable period through (and including) the Closing Date, and the denominator of which is the total number of days in such Straddle Tax Period.

(d) Transfer Taxes. Subject to Article IX, the Equityholders, on the one hand, and the Parent, on the other hand, shall each be liable for 50% of the Transfer Taxes that become payable in connection with the transactions contemplated hereby. Parent shall prepare and file or cause to be filed any Tax Returns related to Transfer Taxes, and, if required by applicable Law, the Equityholders Representative will join in the execution of any such Tax Returns. Parent shall provide the Equityholders Representative with copies of any such Tax Returns promptly after filing.

Section 6.7 No Other Negotiations.

(a) The Company shall not, and shall not authorize or permit any of its Company Representatives to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or participate in the making, submission or announcement of any Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company to any Person (other than Parent and its agents and advisors) in connection with or in response to any Acquisition Proposal (other than to respond to such Acquisition Proposal by indicating that the Company is subject to this Section 6.7), (iii) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any inquiry, offer or proposal from any Person (other than Parent) for, regarding or concerning any Alternative Transaction (an “Acquisition Proposal”) other than the Merger (other than to respond to such Acquisition Proposal by indicating that the Company is subject to this Section 6.7), (iv) otherwise cooperate with, knowingly facilitate or knowingly encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Acquisition Proposal, (v) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction, (vi) submit any Acquisition Proposal to the vote of any Equityholder or (vii) enter into any other transaction not in the ordinary course of business, with the intent to impede, interfere with, prevent or materially delay the Merger.

(b) The Company shall notify Parent within 24 hours after receipt by the Company (or, to the Knowledge of the Company, by any of the Company Representatives) of any Acquisition Proposal, or any other notice that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons (other than Parent) in connection with a potential Acquisition Proposal. Such notice shall describe (i) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (ii) the identity of the Person or Persons making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, subject to confidentiality obligations of the Company. The Company shall keep Parent fully informed of the status and details of any such Acquisition Proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such Acquisition Proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing, subject to confidentiality obligations of the Company. Acknowledging the provisions hereof prohibiting consideration by the Company of Alternative Transactions, the Company shall provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board of directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall, and shall cause each Company Representative to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Person conducted heretofore with respect to an Alternative Transaction. If any Company Representative, whether or not in his, her or its capacity as such, takes any action that the Company is obligated pursuant to this Section 6.7 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached its obligations under this Section 6.7.

Section 6.8 Termination of Participation in 401(k) Plans. Unless Parent provides written notice to the Company to the contrary no later than three (3) Business Days prior to the Closing, each of the Company and/or any ERISA Affiliate shall adopt resolutions terminating its participation in any and all Company Benefit Plans intended to meet the requirements of Code Section 401(a) (a “401(k) Plan”). Unless Parent provides written notice to the Company as contemplated in the foregoing sentence, prior to the Closing Date, the Company shall provide Parent with evidence that the Company has adopted resolutions terminating the Company’s participation in any 401(k) Plan (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, such ERISA Affiliate or such other organization, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of the foregoing as Parent may reasonably require. In the event that the termination of the Company’s participation in any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges or fees shall be included in Unpaid Transaction Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the Closing Date.

Section 6.9 Access to Information. The Company shall provide Parent and its agents and advisors access at reasonable times to the files, books, records, Intellectual Property, Contracts and offices of the Company, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of the Company, subject to the terms of the Confidentiality Agreement. No review pursuant to this Section 6.9 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

Section 6.10 Notifications. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from or to any Governmental Authority;

(c) any actions, suits, claims, demands, information requests, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company;

(d) any actual or suspected unauthorized intrusions or breaches of the security of any of the information technology systems or Company databases or any unauthorized access or use of any Personal Data or other information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such Personal Data; and

(e) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement, or any event, condition, fact or circumstance, in each case to the extent reasonably expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

No such notice shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article VII has been satisfied.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each Party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the certificate of merger, all permits, authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority as may be required to consummate the Merger shall have been filed, occurred or been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory action, restraint or prohibition preventing or challenging the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company (as presently conducted and as proposed by the Company to be conducted as of the date of this Agreement) by Parent or the Surviving Corporation after the Merger shall have been issued, nor shall any Action brought by a domestic administrative agency or commission or other domestic Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(c) Stockholder Approval. The Company Stockholder Approval shall have been obtained and such approval shall remain in full force and effect.

(d) Parent Stockholder Consent. Parent has obtained a written consent from the stockholders of the Parent that are required in order to authorize additional Parent Shares and otherwise approve the issuance of the Parent Equity Consideration pursuant to Parent’s Organizational Documents.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall be true and correct in all material respects (when read without any exception or qualification as to materiality) at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects, and (iii) the Company shall have received an officer’s certificate of Parent, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

Section 7.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement (other than the Company Fundamental Representations and the representations in Section 4.6(a)) shall be true and correct in all material respects (when read without any exception or qualification as to materiality or Material Adverse Effect) at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the Company Fundamental Representations and the representations in Section 4.6(a) shall be true and correct in all respects (when read without any exception or qualification as to materiality, but including any references to Material Adverse Effect) at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (iii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects, and (iv) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i), (ii) and (iii) of this Section 7.3(a), as well as the matters in Section 7.3(c) below.

(b) Third Party Consents. The Company shall have received all consents listed on Schedule 7.3(b), provided in a manner satisfactory to Parent.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Dissenting Shares. Holders of no more than five percent (5%) of the issued and outstanding Company Capital Stock (on an as-converted to Company Common Stock basis) as of immediately prior to the Effective Time shall have elected to, or continue to have a right to, exercise appraisal or similar rights under Law with respect to such shares by virtue of the Merger.

(e) Effective Agreements. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Noncompetition and Nonsolicitation Agreements, executed by each of the Restricted Equityholders;

(ii) the joinder, non-solicitation and release agreements with Parent in the form of Exhibit D (the “Joinder and Release Agreements”), executed by each of the Key Stockholders;

(iii) the Option Cancellation Agreements, executed by each of the Requisite Optionholders;

(iv) the Parent Stockholder Agreements, executed by each Equityholder receiving any Parent Shares;

(v) a certificate executed on behalf of the Company by its Secretary and dated as of the Closing Date certifying as to: (A) an attached copy of the Company’s bylaws and stating that such bylaws have not been amended, modified, revoked or rescinded, (B) an attached copy of the Company’s Amended and Restated Certificate of Incorporation and stating that the such Amended and Restated Certificate of Incorporation has not been amended, modified, revoked or rescinded, (C) an attached copy of the Company Board Recommendation and stating that such resolutions have not been amended, modified, revoked or rescinded, and (D) an attached copy of the Company Stockholder Approval and stating that such resolutions have not been amended, modified, revoked or rescinded;

(vi) written resignations (including a release of claims), in a form reasonably satisfactory to Parent, of all directors and officers of the Company, to be effective as of the Effective Time;

(vii) a FIRPTA certificate executed by a duly authorized representative of the Company, dated as of the Closing Date, in accordance with Treasury Regulations Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Sections 1.1445-2(c)(3), to the effect that Company is not and has not been within the last five years a “United States real property holding corporation” within the meaning of Section 897 of the Code; and

(viii) payoff letters with respect to all Closing Debt for borrowed money (together with any accrued and unpaid interest thereon) and the amounts payable to the lender thereof;

(ix) an invoice from each advisor or other service provider to the Company with respect to all Unpaid Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date;

(x) a certificate of good standing or equivalent from (A) the Office of the Secretary of State of the State of Delaware and (B) each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its Business requires it to be qualified, licensed or authorized, in each case certifying, as of a recent date, that the Company is in good standing;

(xi) the Consideration Spreadsheet delivered by the Company at least three (3) Business Days prior to the Closing and certified by the Company’s Chief Executive Officer;

(xii) adoption of resolutions by the Company terminating its participation in any 401(k) Plan in accordance with Section 6.8;

(xiii) amendments to the employment agreement of Bolyn Hubby to remove any obligation of the Company, Parent or the Surviving Corporation to pay such individual additional amounts as a result of any termination of employment in connection with or following the transactions contemplated by this Agreement; and

(xiv) evidence in a form reasonably satisfactory to Parent that the Company has terminated any obligation to make any contingent or future grant of equity to SIMI Law Group, P.C.

(f) 280G. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Person in connection with the transactions contemplated by this Agreement, (i) the Company shall have received and delivered to Parent a Parachute Payment Waiver from each Person receiving, or that is eligible to receive, a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Subsidiaries shall not have any Liabilities with respect to such “parachute payments.” Each Parachute Payment Waiver shall be effective no later than immediately prior to the Closing.

(g) No Litigation. There shall be no Action that is pending or threatened against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries (i) challenging or seeking to prohibit the Merger or the other material transactions contemplated by the terms of this Agreement, or (ii) arising out of or relating to the Merger or the other material transactions contemplated by this Agreement that seeks any material damages or material relief.

(h) Options. Evidence the board of directors of the Company has adopted appropriate resolutions approving the treatment of all Company Options as contemplated.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable;

(c) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before February 1, 2018 (the “Outside Date”), unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(c);

(d) by either Parent or the Company, by giving written notice to the other, if the other has committed a breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (i) has not cured such breach within 10 Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.1(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured on or prior to the Outside Date, such breach would result in the failure of any of the conditions set forth in Article VII to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such party is at that time in material breach of this Agreement; and

(e) by Parent, by written notice to the Company, if any event has occurred or any circumstance exists that, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

Section 8.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no Liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any Liability resulting from or arising out of fraud or any willful breach of any representation, agreement or covenant in this Agreement; and provided, further, that notwithstanding the foregoing, the terms of this Section 8.2 and Article X, and all related defined terms set forth in Article I, shall remain in full force and effect and shall survive any termination of this Agreement.

ARTICLE IX.

INDEMNIFICATION

Section 9.1 Survival of Representations. The representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule or in any Ancillary Document shall survive the Closing and shall expire on the date that is 15 months after the Closing Date (such date the “Holdback Expiration Date”); provided, however, that (a) the Company Key Representations shall expire on the date that is 36 months after the Closing Date, (b) the Company Fundamental Representations shall expire on the date that is 60 days following the expiration of the statute of limitations applicable to the subject matter of such representation, and (c) such expiration shall not affect the rights of any Indemnitee, under this Article IX or otherwise, to seek recovery of Damages arising out of any fraud, intentional misrepresentation, willful misconduct or willful breach until the 60th day following expiration of the applicable statute of limitations applicable to such fraud, intentional misrepresentation, willful misconduct or willful breach. If, at any time prior to the applicable expiration date, Parent delivers to the Equityholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in this Agreement or in any certificate delivered pursuant to this Agreement (and setting forth in reasonable detail the basis for Parent’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2(a) based on such alleged inaccuracy or breach, the claim asserted in such notice shall survive the expiration date until such time as such claim is fully and finally resolved. All covenants and agreements of the parties shall remain operative and in full force and effect until the 60th day following the expiration of the statute of limitations applicable to the subject matter of such covenant; provided, however, that if, at any time prior to the applicable expiration date, Parent delivers to the Equityholders’ Representative a written notice alleging the existence of a breach of any covenant of the Company in this Agreement and asserting a claim for recovery under Section 9.2(a) based on such alleged breach, the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

Section 9.2 Right to Indemnification.

(a) From and after the Effective Time, the Equityholders, based on their respective Pro Rata Share, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject and that arise from or as a result of, or are connected with, whether or not due to a Third-Party Claim:

(i) any breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement (as of the date of this Agreement or as of the Closing Date) or in any certificate delivered pursuant to this Agreement;

(ii) any breach of any covenant or agreement of the Company set forth in this Agreement (and any failure of any certification made by the Company pursuant to Section 7.2(a) as it relates to covenants and agreements to be true and correct);

(iii) any Action in respect of any Dissenting Shares and any payments to any Person that was a holder of Company Capital Stock immediately prior to the Effective Time in respect of such Person’s Dissenting Shares in excess of the amounts to which such Person would have otherwise been entitled pursuant to Section 2.6(a);

(iv) any inaccuracy in the Consideration Spreadsheet (including in the calculation of Closing Cash, Closing Debt, Unpaid Transaction Expenses and Net Working Capital);

(v) any challenge, dispute or objection to the allocation of the Merger Consideration (including any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any Company Capital Stock or Company Options challenging, disputing or objecting to the form or amount of the Merger Consideration received or to be received by such current or former holder or purported or alleged holder of any Company Capital Stock or Company Options);

(vi) any Action by any Person seeking to assert or based upon: (A) ownership or rights to ownership of any shares of Company Capital Stock or Company Options; (B) any claim, whether derivative or otherwise, against any director or officer of the Company relating to the sale of the Company or any right relating to corporate governance or under the Company’s Organizational Documents, or under any indemnification agreement between any Equityholder, on the one hand, and the Company, on the other; (C) any claim by any Person that his, her or its securities were wrongfully cancelled or repurchased by the Company; and (D) any claim against the Surviving Corporation, Parent, Merger Sub or any of their Affiliates by an Equityholder based on any act or failure to act, or any alleged act or failure to act, of the Equityholders Representative (including fraud, gross negligence, willful misconduct or bad faith) in breach of its obligations hereunder, including any failure or alleged failure to distribute properly all or any portion of the consideration payable hereunder;

(vii) any failure by the Equityholders’ Representative to perform or comply, or otherwise act in accordance with, any covenant, agreement or any other provision applicable to the Equityholders’ Representative contained in this Agreement;

(viii) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(ix) any fraud, intentional misrepresentation, willful misconduct or willful breach on the part of (A) the Company or (B) any Company Representative in connection with or relating directly or indirectly to (1) the negotiation, execution, delivery or performance of this Agreement and (2) any of the transactions contemplated hereby;

(x) Pre-Closing Taxes (without duplication of any amount included as a liability in the calculation of Net Working Capital or for Taxes included in Unpaid Transaction Expenses, in each case, that reduced Merger Cash Consideration); and

(xi) any Action directly or indirectly relating to any breach, alleged breach, Liability or to any matters described in clauses (i) through (x) of this Section 9.2(a) and including any Action commenced by an Indemnitee for the purpose of enforcing any of its rights under this Section 9.2(a).

(b) The amount of indemnification to which a Indemnitee shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnitee and the Equityholders’ Representative (acting on behalf of the Equityholders); (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnitee and the Equityholders’ Representative (acting on behalf of the Equityholders) shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 9.3 Limitations on Liability.

(a) Other than (i) Company Fundamental Representations and (ii) fraud, intentional misrepresentation, willful misconduct or willful breach, the Equityholders shall have no obligation to indemnify the Indemnitees under Section 9.2(a)(i) until the aggregate amount of all Damages exceeds $100,000, after which the Equityholders shall indemnify for all Damages from the first dollar.

(b) Other than (i) Company Key Representations, (ii) Company Fundamental Representations and (iii) fraud, intentional misrepresentation, willful misconduct or willful breach, the maximum liability of the Equityholders under Section 9.2(a)(i) shall be (A) the amount of the Holdback Amount, plus (B) 15% of all Contingent Merger Consideration; provided, that, the sole source of recovery against the Contingent Merger Consideration shall be by setoff against Contingent Merger Consideration that has not yet been paid. The maximum liability of the Equityholders under Section 9.2(a)(i) for breaches or inaccuracies of the Company Key Representations shall be (A) the amount of the Holdback Amount, plus (B) 50% of all Contingent Merger Consideration; provided, that, the sole source of recovery against the Contingent Merger Consideration shall be by setoff against Contingent Merger Consideration that has not yet been paid. With the exception of fraud, intentional misrepresentation, willful misconduct or willful breach by such Equityholder, no Equityholder shall have any Liability under this Article IX in excess of the actual Merger Consideration paid or payable to such Equityholder under this Agreement.

(c) The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees. For purposes of both determining whether a breach or inaccuracy in any representation or warranty of the Company has occurred and calculating the amount of Damages arising from any such breach or inaccuracy, the Company shall be deemed to have been made such representations and warranties without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects,” “material adverse effect,” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

(d) Nothing in this Agreement shall limit any remedy Parent may have against any Person for claims based on such Person’s fraud, intentional misrepresentation, willful misconduct or willful breach.

(e) Notwithstanding anything to the contrary in this Agreement, no Indemnitee shall be entitled to make any claim for Damages pursuant to this Agreement to the extent related to or arising from (i) the amount or value of any Tax asset or attribute (e.g. net operating loss carry-forward or Tax credit carry-forward) of the Company in any Tax period (or portions thereof) beginning after the Closing Date, or (ii) the ability of Parent, the Surviving Corporation or any of their Affiliates to utilize such Tax asset or attribute in any Tax period (or portions thereof) beginning after the Closing Date. In addition, no Indemnitee shall be entitled to make any claim for Pre-Closing Taxes attributable (A) to any action undertaken by Parent or its Affiliates (including the Company) on the Closing Date after the Closing (except to the extent contemplated by this Agreement) or (B) any election pursuant to Section 338(g) or 336(e) of the Code (or any similar provision of any foreign, state or local Tax law).

Section 9.4 Claims and Procedures.

(a) If an Indemnitee determines in good faith that it has a bona fide claim for indemnification pursuant to this Article IX, then Parent shall promptly thereafter deliver to the Equityholders Representative a certificate (any certificate delivered in accordance with the provisions of this Section 9.4(a), a “Claim Certificate”):

(i) stating that the Indemnitee has a claim for indemnification pursuant to this Article IX;

(ii) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer (which amount may be amended over time); and

(iii) specifying in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the legal bases therefor (including a reasonably detailed summary of the relevant representations, warranties, covenants and/or specific indemnities under this Agreement).

No delay in providing such Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Equityholders are materially prejudiced thereby.

(b) If the Equityholders Representative objects to any claim made in any Claim Certificate, then the Equityholders Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the 30-day period commencing upon delivery of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the basis for the dispute of any claim made in the applicable Claim Certificate. If the Equityholders Representative does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in favor of the applicable Indemnitee for purposes of this Article IX on the terms set forth in the Claim Certificate.

(c) If a Claim Dispute Notice is properly delivered hereunder, then Parent and the Equityholders Representative shall attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Parent and the Equityholders Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Equityholders Representative shall be prepared and signed by both parties.

(d) If no such resolution can be reached during the 45-day period following delivery of a given Claim Dispute Notice hereunder, then upon the expiration of such 45-day period, either Parent or the Equityholders Representative may bring suit to resolve the objection in accordance with Section 10.12 and Section 10.13.

Section 9.5 Defense of Third-Party Claims.

Upon receipt by any Indemnitee of notice of any actual or possible Action that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly deliver a Claim Certificate with respect to such Third-Party Claim to the Equityholders Representative. The Indemnitee shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own. If Indemnitee so proceeds with the defense of any such Third-Party Claim:

(a) the Equityholders Representative shall, and shall use commercially reasonable efforts to cause each Equityholder to, make available to Indemnitee any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim; and

(b) Indemnitee shall have the right to control, settle, adjust or compromise such Third-Party Claim without the consent of the Equityholders Representative; provided, however, that except with the consent of the Equityholders Representative (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Third-Party Claim shall be determinative of either the fact that Liability may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article IX or the amount of such Liability that may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article IX. If the Equityholders Representative consents to such settlement, the Equityholders Representative (on behalf of the Equityholders) will not have any power or authority to object to the amount or validity of any claim by or on behalf of an Indemnitee for indemnity with respect such settlement.

The Indemnitee shall give the Equityholders Representative prompt notice of the commencement of any such Third-Party Claim; provided, however, that any failure on the part of Indemnitee to so notify the Equityholders Representative shall not limit any of the obligations of the Equityholders under this Article IX (except to the extent such failure materially prejudices the defense of such Third-Party Claim).

Section 9.6 No Subrogation. The Equityholders shall not be entitled to exercise, and shall not be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

Section 9.7 Characterization of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by Law.

Section 9.8 Order of Recovery; Right to Set Off and Share Cancellation.

(a) In the event any Indemnitee is entitled to recover Damages pursuant to this Article IX, before any Indemnitee may proceed with a claim under this Article IX directly against any Equityholder (to the extent otherwise permitted pursuant to the terms of this Article IX), (i) such Damages must first be satisfied out of the Holdback Amount (to the extent of any portion of the Holdback Amount that has not been permanently withheld by Parent or subject to pending claims) and (ii) thereafter, by Parent’s right of set off as to any Contingent Merger Consideration then payable as permitted by Section 9.8(b).

(b) Subject to Section 9.8(a), the Parties hereby acknowledge and agree that, in addition to any other right or remedy hereunder, the obligation of Parent to pay any Contingent Merger Consideration hereunder shall be qualified in its entirety by the right of Parent to reduce, subject to the express limitations set forth in this Article IX, the amount of any such Contingent Merger Consideration by the amount of any Damages incurred or suffered or (until the amount is finally determined in accordance with this Article IX) that Parent determines is reasonably likely to be incurred or suffered by any Indemnitee. If the final amount of Damages determined to be payable in respect of such indemnification claim in accordance with this Article IX is less than the amount withheld by Parent from the Contingent Merger Consideration, then Parent shall promptly pay or deliver to the Paying Agent the difference for distribution to the Equityholders. If the final amount of Damages determined to be payable in respect of such indemnification claim exceeds the amount withheld from the Contingent Merger Consideration, then the applicable Indemnitee shall continue to be entitled to indemnification in an amount equal the amount of such excess pursuant to the terms and conditions of this Article IX.

(c) In the event any Indemnitee is entitled to recover Damages pursuant to this Article IX directly from any Equityholder that holds Parent Shares, such Equityholder shall have the right to elect that such recovery be satisfied in whole or part by the cancellation of the Parent Shares held by such Equityholder, provided that if such Equityholder fails to make such election (by notice in writing to Parent) within five days following the determination that Damages are required to be paid in accordance with this Agreement, Parent shall have the right to elect whether such recovery shall be satisfied in whole or in part by the cancellation of Parent Shares held by such Equityholder. Upon determination in accordance with this Agreement that Parent Shares shall be cancelled to pay any portion of Damages owed by an Equityholder, such Equityholder shall take all reasonable action requested by Parent to effect the cancellation of such shares, including Equityholder returning the stock certificate evidencing such shares to Parent. Notwithstanding the foregoing, upon determination in accordance with this Agreement that an Indemnitee is entitled to recover Parent Shares, Parent shall be entitled to cancel on its books any stock certificate evidencing such shares and, upon such cancellation, such shares shall cease to be outstanding

(d) For purposes of this Article IX only, the deemed value of each of the Parent Shares shall be $4.00 per Parent Share.

Section 9.9 Exclusive Remedy. From and after the Closing, the right of the Indemnitees to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy of the Indemnitees (other than specific performance pursuant to the provisions of Section 10.14 or for claims based on fraud, intentional misrepresentation, willful misconduct or willful breach against the perpetrator of such actions) with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in, or any other breach by the Company of, this Agreement.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1 Equityholders Representative.

(a) Appointment. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Dr. Stephen R. Quake (and by execution of this Agreement such Person hereby accepts such appointment) to act as the Equityholders Representative under this Agreement in accordance with the terms of this Section 10.1 and (ii) the Equityholders Representative as agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to Article II, Article III, Article VI and Article IX and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Equityholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholders Representative under Article II, Article III, Article VI and Article IX (it being understood that the Equityholders shall have no right to pursue any claim on behalf of any Company Indemnified Party in respect of the rights granted to Company Indemnified Parties under Section 6.4) and to accept on behalf of each Equityholder service of process and any notices required to be served on the Equityholders. All such actions shall be deemed to be facts ascertainable outside the Agreement and shall be binding on the Equityholders as a matter of contract Law. The power of attorney granted in this Section 10.1 is coupled with an interest and is irrevocable, may be delegated by the Equityholders Representative and shall survive the death or incapacity of each Equityholder. Such agency may be changed by the holders of a majority in interest of the Merger Consideration, and any such successor shall succeed the Equityholders Representative as Equityholders Representative hereunder. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders Representative.

(b) Limitation on Liability; Release. The Equityholders Representative shall not be liable to any Equityholder for any act of the Equityholders Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement(it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent of any Damages actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Equityholders Representative. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Equityholder, each Equityholder shall be deemed to hereby (i) agree that the Equityholders Representative shall not be liable for, and may seek indemnification from the Equityholders for, any Damages incurred by the Equityholders Representative while acting in good faith and in the exercise of its or his reasonable judgment and arising out of or in connection with the acceptance or administration of its or his duties under this Agreement, and (ii) release the Equityholders Representative from any Liability for any action taken or not taken by the Equityholders Representative in its capacity as such under or in connection with this Agreement, in each such case except to the extent that any such Damages are the proximate result of the gross negligence or bad faith of the Equityholders Representative.

(c) Expenses. The Equityholders Representative shall be entitled to use the Reserve Fund to pay or reimburse any expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Equityholders Representative in fulfilling his obligations hereunder and shall return any remaining balance of the Reserve Fund to the Equityholders (other than with respect to Dissenting Shares), in accordance with their respective Pro Rata Share, upon completion by the Equityholders Representative of his duties hereunder.

(d) Actions of the Equityholders Representative. From and after the Effective Time, a decision, act, consent or instruction of the Equityholders Representative with respect to Article II, Article III, Article VI and Article IX shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each Equityholder and Parent may conclusively rely upon any decision, act, consent or instruction of the Equityholders Representative as being the decision, act, consent or instruction of each Equityholder. Parent is hereby relieved from any Liability to the Equityholders Representative or any Equityholder for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Equityholders Representative.

(e) The Equityholders Representative shall treat confidentially any nonpublic information disclosed to him pursuant to this Agreement and shall not use such nonpublic information other than in the performance of his duties as the Equityholders Representative. In addition, the Equityholders Representative shall not disclose any nonpublic information disclosed to him pursuant to this Agreement to anyone except as required by Law; provided, that (i) the Equityholders Representative may disclose such nonpublic information to his employees, legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the Equityholders on any information disclosed to such Equityholders Representative pursuant to this Agreement), (ii) the Equityholders Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Equityholders Representative pursuant to this Agreement and (iii) the Equityholders Representative may disclose to any Equityholder or Parent any information disclosed to the Equityholders Representative, on a need-to-know basis; provided, that such Equityholder or Parent, as applicable, (A) agrees to observe the terms of this Section 10.1(e) with respect to such information or (B) is bound by an obligation of confidentiality to the Equityholders Representative of at least as high a standard as those imposed on the Equityholders Representative under this Section 10.1(e); provided, however, that Parent may in good faith designate any information provided to the Equityholders Representative to be sensitive and proprietary as to Parent, the Surviving Corporation or any of their Affiliates, in which case such information may not be disclosed by the Equityholders Representative to the Equityholders; provided, further, that with respect to any such sensitive and proprietary information, Parent and the Equityholders Representative shall work together in good faith to prepare a summary or abstract of such information that may be disclosed by the Equityholders Representative to the Equityholders.

Section 10.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (A) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (B) if sent by electronic mail, when transmitted and receipt is confirmed (provided, that, if not confirmed within one (1) Business Day after delivery, a copy shall be mailed in the manner provided in clause (A)) and (C) if otherwise actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other Parties to this Agreement:

(a) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

[***]

with copies (which shall not constitute notice) to:

[***]

(b) if to the Company (before Closing), to:

[***]

with a copy (which shall not constitute notice) to:

[***]

(c) if to the Equityholders Representative, to:

[***]

Section 10.4 Public Announcements. Except as required by applicable Laws, neither Parent nor the Company shall make any public announcement relating to this Agreement without the consent of the other prior to the Closing. Except as required by applicable Laws, the Equityholders Representative shall not make any public announcement relating to this Agreement without the consent of Parent. .

Section 10.5 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “$” or “dollars” herein shall be references to the lawful currency of the United States of America. For all purposes of and under this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other gender as the context requires; (d) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified; (e) the use of the word “or” shall not be exclusive; and (f) all references to “days” mean calendar days.

Section 10.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the Parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid, illegal or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement.

Section 10.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns.

Section 10.9 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing in the event the Closing occurs, (a) the Company Indemnified Parties shall be and are intended third-party beneficiaries of, and may enforce, Section 6.4 and (b) Article IX is intended to benefit the Indemnitees.

Section 10.10 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by Parent, the Company and the Equityholders Representative. Any failure of the Parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the Parties to this Agreement may otherwise have at Law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.

Section 10.11 Milestone Disputes.

(a) If the Equityholders Representative at any time believes that a Milestone Event with respect to the achievement of any Net Sales thresholds may have occurred, but has not received a Milestone Notice and the associated Contingent Payment has not been made to the Equityholders, the Equityholders Representative may deliver a notice of dispute (a “Milestone Dispute Notice”) to Parent, which notice, if Parent shall have provided the Equityholders Representative with the information, access and cooperation set forth in Section 2.8, shall specify in reasonable detail those items or amounts as to which the Equityholders Representative disagrees.

(b) If a Milestone Dispute Notice is delivered by the Equityholders Representative pursuant to Section 10.11(a), Parent and the Equityholders Representative shall negotiate in good faith to resolve such dispute. If Parent and the Equityholders Representative, notwithstanding such good faith negotiations, fail to resolve such dispute within 30 calendar days after the Equityholders Representative notifies Parent of its objections, then Parent and the Equityholders Representative jointly shall engage a mutually agreed upon accounting firm (the “Milestone Referee”) to resolve such dispute. The Milestone Referee shall not have any material relationship with Parent, Merger Sub, the Equityholders Representative or their respective Affiliates, and shall be chosen by and mutually acceptable to both Parent and the Equityholders Representative; provided that if Parent and the Equityholders Representative cannot agree on the appointment of the Milestone Referee, each shall select an independent accountant of nationally recognized standing and such independent accountants shall select a third to act as the Milestone Referee. The Milestone Referee shall make all determinations in accordance with this Agreement, shall make a determination of only those components of the Milestone Events related to Net Sales remaining in dispute between Parent and the Equityholders Representative within thirty (30) calendar days of having the item referred to it pursuant to such procedures as it may require, and in doing so shall only be permitted or authorized to determine an amount with respect to any such disputed item that is no greater than the greatest value claimed by either party and no less than the smallest amount claimed by either party. All costs, fees and expenses of the Milestone Referee shall be allocated to Parent, if on the basis of the Milestone Referee’s calculation of the items in dispute, a Milestone Event shall have occurred but the associated Contingent Payment shall not have been paid by Parent or its Affiliates, and otherwise to the Equityholders’ Representative. The determination of the Milestone Referee shall be final and binding on, and non-appealable by, the parties and not subject to collateral attack for any reason absent manifest error or fraud.

Section 10.12 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State. Subject to Section 10.11, each of the Parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts; (b) agrees that any claim in respect of any such Action may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the Parties to this Agreement hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.13.

Section 10.14 Specific Performance. Each of the Parties to this Agreement hereby acknowledge and agree that the failure of it to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other parties, for which Damages, even if available, will not be an adequate remedy. Accordingly, each of the Parties to this Agreement hereby (a) consents to the issuance of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement and to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without proof of actual Damages and without any requirement that a bond or other security be posted, and (b) agrees that the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the other parties would not have entered into this Agreement. Each of the Parties to this Agreement hereby agrees to waive the defense in any such Action that the other party to this Agreement has an adequate remedy at Law, and agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or that a remedy of monetary Damages would provide an adequate remedy, and further agrees to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.14 shall be in addition to, and not in lieu of, any other remedies at Law or in equity that the Company may elect to pursue.

Section 10.15 Company Disclosure Schedule. The Parties acknowledge and agree that (a) each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the corresponding section or subsection of this Agreement; (b) any disclosure set forth in the Company Disclosure Schedule with respect to a particular representation or warranty shall be deemed to be a disclosure with respect to all other applicable representations and warranties contained in this Agreement to the extent that it is readily apparent on its face from a reading of such disclosure that it also qualifies or applies to such other representations or warranties; and (c) a document shall be deemed to have been “delivered” or “made available” by the Company to Parent only if it has been posted in the electronic data site hosted by www.box.com on behalf of the Company in connection with the Merger and as to which Parent and its representatives have been provided access at least 72 hours prior to the execution of this Agreement.

Section 10.16 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

Section 10.17 Waiver of Conflicts. Each of Parent, Merger Sub and the Company hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, stockholders, officers, employees and Affiliates, that Wilson Sonsini Goodrich & Rosati, P.C. (the “Firm”) may serve as counsel to the Equityholders Representative and any Equityholder in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding its representation of the Company, and each of such parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Such parties acknowledge that the Firm has represented and performed services for the Company prior to the Closing and consent to the sharing by the Firm, with each Equityholder of all information obtained during such past representation that constitutes privileged, work-product, or confidential information.

Section 10.18 Privileged Communication. Neither Parent nor the Surviving Corporation shall assert any Privileged Communications against the Equityholders in connection with any claim for indemnification brought by Parent or any other Indemnitees pursuant to Article IX. Following the Effective Time, the Equityholders Representative and the Equityholders will be permitted to use Privileged Communications in connection with the defense of any claim by Parent or any other Indemnitees under Article IX.

Section 10.19 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, and the Equityholders Representative has executed this Agreement, in each case as of the date first above written.

VIR BIOTECHNOLOGY, INC., a Delaware corporation

By:	/s/ George Scangos
Name:	George Scangos, Ph.D.
Title:	Chief Executive Officer

VIR MERGER SUB, INC., a Delaware corporation

By:	/s/ George Scangos
Name:	George Scangos, Ph.D.
Title:	President

AGENOVIR CORPORATION, a Delaware corporation

By:	/s/ Dirk Thye
Name:	Dirk Thye
Title:	Chief Executive Officer

solely in his capacity as the Equityholders Representative,

/s/ Stephen R. Quake
Name: DR. STEPHEN R. QUAKE

[Signature Page to Agreement and Plan of Merger]